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                       BRANCH PURCHASE AND ASSUMPTION AGREEMENT

                                     dated as of

                                    June 25, 1997

                                       between

                BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

                                         and

                                     COUNTY BANK




                       ----------------------------------------

                                  TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----

ARTICLE 1  Definitions. . . . . . . . . . . . . . . . . . . . . .   1
    1.1    Definitions. . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2  Purchase and Sale. . . . . . . . . . . . . . . . . . .   6
    2.1    Purchase and Sale. . . . . . . . . . . . . . . . . . .   6
    2.2    Closing. . . . . . . . . . . . . . . . . . . . . . . .   7
    2.3    Transitional Matters . . . . . . . . . . . . . . . . .  10
    2.4    Employee Considerations. . . . . . . . . . . . . . . .  13

ARTICLE 3  Price and Adjustments. . . . . . . . . . . . . . . . .  16
    3.1    Price. . . . . . . . . . . . . . . . . . . . . . . . .  16
    3.2    Adjustments. . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 4  Additional Covenants . . . . . . . . . . . . . . . . .  20
    4.1    Seller's Covenants . . . . . . . . . . . . . . . . . .  20
    4.2    Buyer's Covenants. . . . . . . . . . . . . . . . . . .  24
    4.3    Consents . . . . . . . . . . . . . . . . . . . . . . .  25
    4.4    Environmental Matters. . . . . . . . . . . . . . . . .  25
    4.5    Valuation of the Assets. . . . . . . . . . . . . . . .  33
    4.6    Clearing Items . . . . . . . . . . . . . . . . . . . .  33
    4.7    IRA Deposits and Keogh Accounts. . . . . . . . . . . .  34
    4.8    Interest Reporting and Withholding . . . . . . . . . .  34
    4.9    Eminent Domain or Taking . . . . . . . . . . . . . . .  34
    4.10   Damage or Destruction. . . . . . . . . . . . . . . . .  35

ARTICLE 5  Representations and Warranties . . . . . . . . . . . .  36
    5.1    Seller's Representations and Warranties. . . . . . . .  36
    5.2    Buyer's Representations and Warranties . . . . . . . .  38

ARTICLE 6  Understandings . . . . . . . . . . . . . . . . . . . .  40
    6.1    Depositors' Rights . . . . . . . . . . . . . . . . . .  40
    6.2    Unclaimed Property . . . . . . . . . . . . . . . . . .  40
    6.3    Head Office Accounts . . . . . . . . . . . . . . . . .  40
    6.4    Limitation of Warranties . . . . . . . . . . . . . . .  41

ARTICLE 7  Conditions to the Closing. . . . . . . . . . . . . . .  41
    7.1    Seller's Conditions. . . . . . . . . . . . . . . . . .  41
    7.2    Buyer's Conditions . . . . . . . . . . . . . . . . . .  42

ARTICLE 8  Termination. . . . . . . . . . . . . . . . . . . . . .  44
    8.1    Events of Termination. . . . . . . . . . . . . . . . .  44
    8.2    Liability for Termination. . . . . . . . . . . . . . .  44

ARTICLE 9  Survival, Indemnification. . . . . . . . . . . . . . .  45
    9.1    Survival . . . . . . . . . . . . . . . . . . . . . . .  45
    9.2    Seller's Indemnity . . . . . . . . . . . . . . . . . .  45
    9.3    Buyer's Indemnity  . . . . . . . . . . . . . . . . . .  46
    9.4    Arbitration of Disputes. . . . . . . . . . . . . . . .  46
    9.5    Limit on Indemnities . . . . . . . . . . . . . . . . .  47

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ARTICLE 10 Taxes. . . . . . . . . . . . . . . . . . . . . . . . .  48
    10.1   Obligations of the Buyer and the Seller. . . . . . . .  48
    10.2   Access to Information. . . . . . . . . . . . . . . . .  48
    10.3   Allocation of Consideration. . . . . . . . . . . . . .  49

ARTICLE 11 Miscellaneous. . . . . . . . . . . . . . . . . . . . .  49
    11.1   Public Notice. . . . . . . . . . . . . . . . . . . . .  49
    11.2   Assignment . . . . . . . . . . . . . . . . . . . . . .  49
    11.3   Notices. . . . . . . . . . . . . . . . . . . . . . . .  49
    11.4   Time . . . . . . . . . . . . . . . . . . . . . . . . .  50
    11.5   Expenses . . . . . . . . . . . . . . . . . . . . . . .  50
    11.6   Communications . . . . . . . . . . . . . . . . . . . .  50
    11.7   Entire Agreement . . . . . . . . . . . . . . . . . . .  50
    11.8   Amendment. . . . . . . . . . . . . . . . . . . . . . .  51
    11.9   Governing Law, Severability. . . . . . . . . . . . . .  51
    11.10  Waiver . . . . . . . . . . . . . . . . . . . . . . . .  51
    11.11  Confidentiality. . . . . . . . . . . . . . . . . . . .  51
    11.12  Third Party Rights . . . . . . . . . . . . . . . . . .  52
    11.13  Headings . . . . . . . . . . . . . . . . . . . . . . .  52
    11.14  Counterparts . . . . . . . . . . . . . . . . . . . . .  53


         SCHEDULES
         ---------

         A                   List of Branches
         1.1(a)              Branch Real Estate
         1.1(b)              Furniture, Fixtures and Equipment
         1.1(c)              Other Liabilities
         1.1(d)              Deposit Summary
         2.2(b)(i)(A)        Form of Grant Deed
         2.2(b)(i)(B)        Form of Bill of Sale
         2.2(b)(i)(C)        Form of Assignment and Assumption
         2.2(d)              Contracts
         2.2(e)              Leases
         3.1                 Leasehold Improvements
         4.4(c)              Phase I Environmental Site
                             Assessments and Asbestos Surveys
         5.1(e)              Litigation
         5.1(h)              Employees
         5.2(j)              Real Estate Disclosures
         6.3                 Head Office Accounts

                       BRANCH PURCHASE AND ASSUMPTION AGREEMENT


    THIS BRANCH PURCHASE AND ASSUMPTION AGREEMENT ("Agreement") is made as of June 25, 1997, by and between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association established under the laws of the United States (the "Seller"), and COUNTY BANK, a California banking corporation (the "Buyer").

         WHEREAS, the Seller maintains the branch or branches listed on Schedule A hereto (sometimes referred to herein collectively as the "Branches" and individually as a "Branch");

         WHEREAS, the Buyer wishes to purchase certain of the assets and assume certain of the liabilities of the Branches and the Seller is willing to sell and transfer the same upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, the Buyer intends that retail and business banking services will be offered in the geographic areas served by the Branches.

    NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Seller and the Buyer hereby agree as follows:


                                      ARTICLE 1

                                     DEFINITIONS

    1.1  DEFINITIONS.  For purposes of this Agreement:

    "Account" means, as of any date, a deposit liability of the Seller which
(i) is not represented by a certificate of deposit having a fixed maturity and (ii) is maintained at one of the Branches.

    "Accrued Expenses" means the accrued and unpaid expenses appearing as a liability on the Financial Statements pursuant to Section 3.2(c).

    "Accrued Interest" on any Deposits at any date means interest which is accrued on such Deposits to and including such date and not yet posted to such deposit accounts.

    "Affiliate" of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

    "Agreement" means this Branch Purchase and Assumption

Agreement, including all schedules, exhibits and addenda, as modified, amended or extended from time to time.

    "Allocation" shall have the meaning set forth in Section 10.3.

    "Assets" means the Branch Real Estate, the Furniture, Fixtures and Equipment, Improvements, Leasehold Improvements, Cash on Hand, safe deposit boxes located at the Branches (exclusive of the contents thereof), Prepaid Expenses, Overdrafts and all books, records, files and documentation relating to the foregoing.

    "Assumed Contracts" shall have the meaning set forth in Section 2.2(d).

    "Assumed Deposits" means all Deposits existing on the Closing Date in one or more of the Branches, together with all Accrued Interest thereon as of the Closing Date; PROVIDED, HOWEVER, that Assumed Deposits shall not include any of the following, which shall be retained by Seller: (i) Deposits which secure loans, (ii) Deposits not assumed pursuant to Sections 3.2(f), 3.2(g), or 6.3, (iii) Deposits which secure Visa card accounts, and (iv) other Deposits, if any, which the Buyer has advised the Seller, at least thirty
(30) Business Days prior to the Closing Date, it cannot legally accept.

    "Branch Real Estate" means all real property owned by the Seller on which any of the Branches is located and which is identified in the preliminary title reports included in Schedule 1.1(a).

    "Break-up Fee" means an amount to be paid by Buyer to Seller pursuant to
Section 5.2(i) hereof calculated by multiplying $75,000 times the number of Branches listed on Schedule A hereto which are not acquired due to the failure of Buyer to raise sufficient capital.

    "Business Day" means a day on which the Seller is open for business in California and which is not a Saturday or Sunday.

    "Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash, automated teller machine cash and prepaid postage maintained at the Branches.

    "Closing" and "Closing Date" refer to the closing of the sale, purchase, transfer and assumption provided for herein to be held at the time and date provided for in Section 2.2(a) hereof.

    "Closing Financial Statement" means the estimated balance sheet of the Branches prepared by the Seller as of the close of business at the Branches on the Closing Date and on which are recorded as of such date, in accordance with the Seller's normal practices and procedures, the Assets and the Liabilities (except that such normal practices and procedures shall be modified as necessary to implement prorations required by, or other provisions of, this Agreement).

    "Continuation Coverage" shall have the meaning set forth in Section
2.4(g).

    "Deposits" means, as of any date, all deposit liabilities of the Seller that are Accounts or certificates of deposit maintained at the Branches, including, without limitation, Time Deposits, and including all uncollected items included in depositors' balances, as of such date.

    "Direct Deposit Cut-off Date" shall have the meaning set forth in Section 4.1(g).

    "Employee" means any employee employed on the Closing Date at one of the Branches by Seller or its subsidiaries or Affiliates, including without limitation, those employees on medical leave, family leave, military leave or personal leave under Seller's policies.

    "Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a banking day, the previous banking day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.

    "Final Financial Statement" means the balance sheet of the Branches prepared by the Seller as of the close of business at the Branches on the Closing Date, and delivered by the Seller to the Buyer pursuant to Section 3.2(a)(ii). The Final Financial Statement is to be prepared in accordance with the Seller's normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to implement prorations required by, or other provisions of, this Agreement) and in a manner consistent with the Closing Financial Statement.

    "Financial Statements" shall mean collectively the Closing Financial Statement, the Pre-Final Financial Statement and the Final Financial Statement.

    "Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment that are listed on Schedule 1.1(b) under the caption "Sold to Buyer." Buyer acknowledges that there shall be excluded from this definition any and all other items, including those listed on Schedule 1.1(b) under the caption "Retained by Seller (Items Excluded from Sale)."

    "Improvements" means all improvements to the Branch Real Estate purchased, installed or constructed by or on behalf of, and owned by, the Seller and used in connection with the operation or maintenance of the Branches, including, without limitation, buildings, structures, parking facilities and drive-up teller facilities.

    "Individual Retirement Account" or "IRA" means an account created by trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of Section 408 of the IRC.

    "Initial Base Amount" shall have the meaning set forth in Section 3.1.

    "IRA Deposits" shall have the meaning set forth in Section 3.2(f).

    "IRC" means the Internal Revenue Code of 1986, as amended.

    "Keogh Accounts" shall have the meaning set forth in Section 3.2(g).

    "Lease" means any lease or sublease of a lease by which Seller has rights to occupy and use Leased Real Estate or Leasehold Improvements or both.

    "Leased Real Estate" means all real property on which any of the Branches is located, which is occupied and used by the Seller pursuant to a lease.

    "Leasehold Improvements" means all improvements on or constituting a portion of Leased Real Estate, purchased, installed or constructed by or on behalf of, and owned by, Seller and used in connection with the operation or maintenance of the Branches, including, without limitation, buildings, structures, parking facilities and drive-up teller facilities.

    "Liabilities" means (i) the Assumed Deposits, (ii) the Assumed Contracts, if any, (iii) the Seller's obligations to provide services from and after the Closing Date in connection with the Assets and the Assumed Deposits, including obligations with respect to safe deposit boxes, (iv) the Leases, if any, and (v) such other liabilities of the Seller with respect to the operations of the Branches as may be described on Schedule 1.1(c) (the "Other Liabilities"); excluding, however, any Leases or Assumed Contracts as to which any consents required to transfer the same to the Buyer at Closing cannot be obtained; and no other duty, obligation or liability whatsoever (including, without limitation, any and all penalties, fines, compensatory or punitive damages of any kind whatsoever) of the Seller, its Affiliates or any other person or with respect to the Assets or Liabilities.

    "Magnetic Tapes" shall mean the computer data storage tapes (which may be in reel-to-reel or cartridge form) prepared by Seller which contain the information to be used for an automated conversion of the Assumed Deposits.

    "Market Value" shall mean, with respect to any Branch Real Estate and any Improvements with respect thereto, the appraised market value thereof on an "as is" basis, reflecting the highest and best use thereof in the condition observed by the appraiser upon inspection and as such property physically and legally exists without hypothetical conditions, assumptions or qualifications. Market Value is the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the Buyer and the Seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from the Seller to the Buyer under conditions whereby: (i) the Buyer and the Seller are typically motivated; (ii) both parties are well informed or well advised, and acting in what they consider their own best interests; (iii) a reasonable time is allowed for exposure in the open market; (iv) payment is made in cash in U.S. dollars or in terms of financial arrangements comparable thereto; and (v) the price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. The appraisal shall be set forth in a report of appraisal by an independent appraiser to be selected by the Buyer from a list of no more than five (5) appraisers to be provided by the Seller. The cost of such appraisal shall be borne equally by the Buyer and the Seller.

    "Overdrafts" means only overdrafts in Transaction Accounts (other than overdrafts extended pursuant to a formal line of credit or similar arrangement) maintained at the Branches.

    "Pre-Final Financial Statement" means the balance sheet of the Branches prepared by the Seller as of the close of business at the Branches on the Closing Date, and delivered by the Seller to the Buyer pursuant to Section 3.2(a)(i). The Pre-Final Financial Statement is to be prepared in accordance with the Seller's normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to implement prorations required by, or other provisions of, this Agreement) and in a manner consistent with the Closing Financial Statement, and shall, to the extent practicable, reflect actual Deposits and Cash on Hand as of the Closing Date, and any third-party invoices (such as from communication vendors) available by the time the Seller prepares the Pre-Final Financial Statement.

    "Prepaid Expenses" means the prepaid expenses appearing as an asset on the Financial Statements pursuant to Section 3.2(c).

    "Purchase Premium" means, as of the Closing Date, the sum of the following: (i) 7.28% times the average over the twenty (20) Business Days preceding the Closing of the Assumed Deposits located in the Mariposa Branch; plus (ii) 7.28% times the average over the twenty (20) Business Days preceding the Closing of the Assumed Deposits located in the Dos Palos Branch; plus (iii) 7.28% times the average over the twenty (20) Business Days preceding the Closing of the Assumed Deposits located in the Livingston Branch; PROVIDED, HOWEVER, in the event that (x) the Assumed Deposits for any Branch on the Closing Date are equal to or greater than 70% and less than 80% of the aggregate Deposits for such Branch as reflected in the Deposit summary figures set forth on Schedule 1.1(d), then the percentage multiplier to be used in calculating the Purchase Premium attributable to such Branch shall be reduced by 100 basis points, or (y) the Assumed Deposits for any Branch on the Closing Date are less than 70% of the aggregate Deposits for such Branch as reflected in the Deposit summary figures set forth on Schedule 1.1(d), then the percentage multiplier to be used in calculating the Purchase Premium attributable to such Branch shall be reduced by 200 basis points.

    "Returned Items" shall have the meaning set forth in Section 3.2(h).

    "Seller's Knowledge" or other similar phrases shall mean the actual knowledge, without having conducted any independent inquiry or investigation, of the regional manager of the Seller responsible for a Branch (but only as to information as to such Branch) and Brian A. Dunne, Vice President of the Seller.

    "Settlement Date" means the sixtieth (60th) calendar day following the Closing Date.

    "Time Deposit" means a certificate of deposit which is not transferable or negotiable, and earns interest at a fixed rate for a specific term.

    "Transaction Account" means any Account in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, Alpha accounts, NOW accounts and money market deposit accounts.

    "Validation Run" shall have the meaning set forth in Section 2.2(b)(i)(F).

                                      ARTICLE 2

                                  PURCHASE AND SALE

    2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell and transfer and the Buyer agrees to purchase and assume the Assets and the Liabilities at the Closing as provided in Section 2.2.


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

    2.2  CLOSING.

    (a) CLOSING DATE AND PLACE. The closing of the transactions provided for herein will be held at the offices of the Seller, 315 Montgomery Street, Suite 1300, San Francisco, California 94104; PROVIDED, THAT transfer of the Branch Real Estate shall be effected through a real estate escrow to be opened with Chicago Title Company, 388 Market Street, San Francisco, California 94111. The closing shall be held on a Thursday that is mutually agreeable to the Buyer and the Seller as soon as practicable following the receipt of all government and other approvals and consents necessary for the consummation of the transactions contemplated hereby (including the expiration of any statutory waiting periods) and the satisfaction (or waiver) of all other conditions to closing provided for herein. Notwithstanding the foregoing, the Seller may, for any proper business reason, adjourn the date and time of the Closing, upon written notice to the Buyer; PROVIDED, HOWEVER, that the Seller shall use all reasonable efforts to reschedule the Closing to take place at a time agreeable to the Buyer, which agreement shall not be unreasonably withheld; PROVIDED FURTHER, HOWEVER, that the parties shall agree in any event upon a date for the Closing which shall be on or prior to March 31, 1998, or such other date as the Seller and the Buyer shall agree upon in writing.

    (b)  CONVEYANCES; PAYMENT.

         (i) The following shall be delivered by the parties at the Closing, subject to Sections 2.2(d), 2.2(e), 3.2(b), 4.3 and the final paragraph of Section 7.2:

              (A) The Seller shall deliver to the Buyer one or more grant deeds for the Branch Real Estate, if any, in the form attached hereto as Schedule 2.2(b)(i)(A) and shall cooperate with the Buyer in assisting the Buyer to obtain (at the Buyer's expense) one or more CLTA policies of title insurance with respect to the Branch Real Estate (or portions thereof) if the Buyer determines to obtain such insurance;

              (B) The Seller shall deliver to the Buyer one or more bills of sale in the form attached hereto as Schedule 2.2(b)(i)(B) for the Leasehold Improvements, if any, and the Furniture, Fixtures and Equipment;

              (C) The Seller shall deliver to the Buyer one or more assignments in the form attached hereto as Schedule 2.2(b)(i)(C) for the Leases, if any, and the Assumed Contracts, if any;

              (D) The Seller shall make the payment to the Buyer required by Section 3.1 in immediately available funds (such payment to be made no later than 11:00 a.m.(Pacific Time));

              (E) The Seller shall use its reasonable efforts to have available for pick-up at 1455 Market Street, San Francisco, California, by the Buyer by approximately 6:00 a.m. on the morning following the Closing Date (I) hard copy (printed) lists of Assumed Deposits maintained at each Branch, which lists shall identify each Assumed Deposit by type of Account, with appropriate information regarding the depositor and the terms of the Account and (II) Magnetic Tapes. The Buyer shall have the responsibility of making and paying for the appropriate courier arrangements to pick up from the Seller the items referred to in
         (I) and (II) above and to deliver the items referred to in (I) to the appropriate Branches and the items referred to in (II) to the Buyer's system vendor;

              (F) The Seller shall prepare, separately for each Branch, a readable set of the Magnetic Tapes and printed reports referred to in Section 2.2(b)(i)(E) to be used for a validation (practice) run ("Validation Run") on a mutually agreed-upon date thirty (30) to sixty (60) calendar days prior to the Closing Date, at no cost to the Buyer, PROVIDED THAT, depending on the number and locations of the Branches, the parties may agree to conduct more than one Validation Run. If the Buyer thereafter requests any additional Magnetic Tapes (whether or not Buyer also concurrently requests printed reports) for Validation Run purposes, the Seller will provide the Magnetic Tapes (and printed reports if requested by Buyer) at a cost to Buyer of $2,000 for each set of Magnetic Tapes (whether or not accompanied by printed reports);

              (G) The Seller shall deliver to the Buyer copies of written consents to the assignment of any Assumed Contracts or Leases requiring such consent; and

              (H) The Buyer shall pay to the Seller the amount of the interest which would accrue at the Federal Funds Rate in effect on the Closing Date on the cash payment by the Seller pursuant to
         Section 2.2(b)(i)(D).

    (c) CLOSING COSTS; PRORATION. The Seller and the Buyer shall each pay one-half of any documentary, stamp, deed, sales, use or other transfer taxes, recording fees and escrow fees relating to the sale of the Assets and assumption of the Liabilities, including but not limited to the assignment of the Leases. On the Closing Date, (i) all real and personal property taxes and current installments of special assessments levied or assessed with respect to the Branch Real Estate, the Improvements, the Leasehold Improvements and the Furniture, Fixtures and Equipment shall be prorated between the Seller and the Buyer on a daily basis as of the Closing Date based upon the fiscal year of the appropriate taxing authority, and (ii) utilities and any other normal maintenance and operating expenses relating to the Branch Real Estate, the Leases, the Improvements, the Leasehold Improvements and the Furniture, Fixtures and Equipment shall be prorated between the Seller and the Buyer as of the Closing Date on a daily basis.

    (d) CONTRACTS. At the Closing, the Seller shall assign to the Buyer all of the Seller's right, title and interest in those equipment leases and service and maintenance contracts, if any, relating to the operations of one or more of the Branches which are set forth in Schedule 2.2(d) and which the Buyer indicates in writing to the Seller not later than thirty (30) Business Days prior to Closing the Buyer wishes to assume (collectively, the "Assumed Contracts"). The Seller shall not be required to provide Buyer with any information regarding, or to set forth in Schedule 2.2(d), equipment leases or service and maintenance contracts which it believes are not legally assignable and the Seller shall have no liability to the Buyer as the result of its inability to accomplish assignments thereof. After the date of this Agreement, the Seller shall not enter into, except with the prior written consent of the Buyer, any service, maintenance or other contracts, or any equipment lease, relating to the operations of the Branches for which the Buyer shall have any responsibility after the Closing.

    (e) LEASES. At the Closing, the Seller shall assign to the Buyer all of the Seller's right, title and interest in the Leases, if any, set forth in
Schedule 2.2(e); PROVIDED, HOWEVER, that if the Seller notifies the Buyer not later than thirty (30) Business Days prior to the Closing Date that one or more such Leases are legally nonassignable without the consent of one or more third parties, and that such consents have not been obtained, then (i) the Seller shall not be required to assign such Lease or Leases at Closing, (ii) Seller shall have no liability to the Buyer as the result of its inability to accomplish such assignment and (iii) either (A) the Seller at its sole discretion may elect to exercise its right under the final paragraph of
Section 7.2 to exclude the affected Branch from the Closing, and the parties shall continue to be obligated to carry out the provisions of this Agreement as to the remaining Branch or Branches or (B) if the Lease permits the Seller to sublease the premises and the related Leasehold Improvements to the Buyer, the Seller in its sole discretion may elect to sublease such premises and Leasehold Improvements to Buyer for the maximum term permitted under the Lease, on substantially the same terms and conditions as the terms and conditions of the Lease, in which case the consideration payable under
Article 3 shall be adjusted to reflect the Leasehold Improvements which will not be transferred to the Buyer and the parties shall continue to be obligated to carry out the provisions of this Agreement as to the remaining Branch or Branches.

    2.3  TRANSITIONAL MATTERS.

    (a) CONDUCT OF BUSINESS PRIOR TO THE CLOSING. From the date hereof until the Closing, except as expressly permitted by this Agreement or otherwise consented to or approved by the Buyer in writing (such consent or approval not to be unreasonably withheld):

         (i) The Seller shall not permit the Branches to incur any material liabilities or material obligations (whether directly or by way of guaranty, endorsement, surety contract or otherwise) including without limitation any obligation for borrowed money or evidenced by any note, bond, debenture or similar instrument, except for deposit liabilities incurred in the ordinary course of business pursuant to the Seller's customary rate schedules, and except for other liabilities and obligations incurred in the ordinary course of business;

         (ii) The Seller shall not sell, transfer, mortgage, encumber or otherwise dispose of any of the Assets except for the disposition of Assets (other than the Branch Real Estate, Improvements or Leasehold Improvements) in the ordinary course of business;

         (iii) Except as provided in Article 6, the Seller will not cause the transfer from one or more of the Branches to the Seller's other operations (except to another Branch) of any deposits of the type included in the Liabilities; PROVIDED, HOWEVER, that the Seller may transfer deposits to the Seller's other branches or offices upon request of the depositors and may transfer to its other branches or offices other deposits which are not to be transferred to Buyer pursuant to this Agreement; PROVIDED, FURTHER, that, except in connection with a general solicitation or general advertising not targeted specifically at the depositors of the Assumed Deposits, Seller will not solicit or encourage depositors to transfer deposits to Seller's other branch offices;

         (iv) The Seller shall not make any capital commitments with respect to the Branch Real Estate, the Improvements and the Leasehold Improvements except aggregate capital commitments made in the ordinary course of business not exceeding $25,000 for each Branch;

         (v) The Seller shall not grant any increase in the rate of compensation or in the benefits payable or to become payable to any current officer or employee of the Branches, or to any current agent or consultant thereof, over the levels in effect as of the date hereof, other than any regularly scheduled increases, including bonuses, contemplated under contracts, policies or programs existing on the date hereof or under any benefit program generally applicable to the Seller's employees; provided that the Seller shall retain the right to hire additional branch employees at comparable rates of compensation as necessary for the operation of the Branches;

         (vi)  The Seller will maintain the Branch Real Estate,
    Improvements, Leasehold Improvements and Furniture, Fixtures and Equipment substantially in accordance with its normal practices, and keep such property in its present condition, ordinary wear and tear excepted;

         (vii) The Seller shall operate the Branches and the businesses thereof in accordance with its normal practices and will use reasonable efforts to preserve for the benefit of the Buyer after the Closing its business, goodwill and relationships with customers and suppliers; and

         (viii) The Seller shall provide the Buyer reasonable access during normal business hours to and the opportunity to review and inspect the Branch Real Estate, Improvements, Leased Real Estate, Leasehold Improvements, Furniture, Fixtures and Equipment of the Branches, and the books, records, files, documentation and accounts of the Branches; shall furnish to the Buyer such reports and compilations pertaining thereto as the Buyer shall reasonably request from time to time; and shall furnish to the Buyer all such other information pertaining to the Assets and the Liabilities and the business of the Branches as the Buyer may reasonably request. In addition, the Seller shall provide the Buyer reasonable access to the Branches during the thirty (30) calendar day period immediately preceding the Closing Date for the purpose of installing teller terminals and other equipment, PROVIDED THAT (A) Seller shall not be required to provide such access to any Branch until after all consents, approvals and authorizations referred to in Sections 7.1(c) and 7.2(c) hereof have been obtained with respect to all Branches and (B) Buyer shall give

    Seller at least twenty-four (24) hours advance notice that it wishes to have such access. The Buyer agrees to cause the installation of such teller terminals and other equipment to be effected in a manner intended to minimize disruption to the operations of the Branches.

    (b) BUYER'S ACCESS TO BRANCH PREMISES. The Buyer will indemnify, defend, and hold Seller harmless for, from and against any and all claims, damages, costs, liabilities and losses (including mechanics' liens) arising out of any entry by Buyer or its agents, designees or representatives on the Branch Real Estate or Leased Real Estate for purposes of the review, inspection and installation provided for in Section 2.3(a)(viii) or for any other purpose (other than for the purposes set forth in Section 4.4(d), which shall be governed by the provisions of that Section). Without limiting the scope of the foregoing, Buyer also will restore the Branch Real Estate, Improvements, Leased Real Estate, Leasehold Improvements, Furniture, Fixtures and Equipment, books, records, files, and documentation of the Branches at its sole cost and expense if one or more of the transactions contemplated by this Agreement do not close. Until restoration is complete, Buyer will take all steps necessary to ensure that any conditions at the Branches created by any testing, review, inspection, installation or other actions performed by or for Buyer will not unreasonably interfere with the normal operation of the Branches or create any dangerous, unhealthy, unsightly or noisy conditions at the Branches. Buyer shall comply with any requirements or restrictions contained in the Leases regarding any actions it takes at the Leased Real Estate, including, without limitation, any requirements of notice to the landlord. The provisions of this Section 2.3(b) shall survive the Closing or any earlier termination of this Agreement.

    (c) DATA PROCESSING CONVERSION. The conversion of the data processing with respect to the Branches and the Assets and the Liabilities to be transferred hereunder will commence on the Closing Date and continue during the night on the Closing Date and the following morning. The Seller shall use its reasonable efforts to make available the required hard copy (printed) reports (and Magnetic Tapes, if applicable) in connection therewith for pick up at 1455 Market Street, San Francisco, California, from the Seller by 6:00 a.m. on such morning, subject to any production problems that are beyond the Seller's reasonable control. The arrangements for pickup, delivery and payment for courier services shall be as provided in Section 2.2(b)(i)(E). In connection with the conversion of the data processing, the Seller and the Buyer shall each cooperate with the other and shall each pay their own costs and expenses associated with the conversion of the data processing and shall bear equally the duties and responsibilities relating to the conversion. Seller will not migrate (transfer) existing PINs used for ATM cards to the Buyer.

    2.4  EMPLOYEE CONSIDERATIONS.

    (a) Buyer shall offer employment as of the Closing Date to all Employees. Following the Closing Date, such Employees will be "at will" employees of Buyer under the same conditions as Buyer's other employees. All Employees shall be offered employment at base wages and salaries no less favorable than the wages and salaries currently being paid by Seller to such Employees. To the extent consistent with Buyer's existing structure for comparable positions and comparable officer titles and its current policies regarding officer titles, Employees shall be offered positions with responsibilities and officer titles comparable to those they currently have with Seller and, unless agreed upon by any such Employee, within a reasonable geographic proximity to such Employee's work location before the Closing Date.

    (b) All Employees who accept employment with Buyer as of the Closing Date shall be eligible to participate in the employee benefit plans and other fringe benefits of Buyer on the same basis as such plans and benefits are offered to employees of Buyer with comparable positions with Buyer, except as provided in the penultimate sentence of Section 2.4(e). Buyer shall credit such Employees for their length of service with Seller or its Affiliates for all purposes under each employee benefit plan and fringe benefit to be provided by Buyer to such Employees, to the same extent such service was recognized under a similar plan of Seller, based on information provided by Seller. However, such service need not be counted for purposes of calculating accrued benefits under a pension benefit plan, except that in determining the rate of prospective benefit accrual, service shall be counted where such rate increases with service. For purposes of this Section 2.4, "employee benefit plans and other fringe benefits" includes, without limitation, pension and profit sharing plans, retirement and post retirement welfare benefits, health insurance benefits (medical, dental and vision), disability, life and accident insurance, sickness benefits, vacation, employee loans and banking privileges.

    (c) If Buyer offers a salary continuation or similar program for employees unable to work for medical reasons, the Employees who accept employment with Buyer shall be credited under any program of Buyer with at least the number of sickness benefit days accrued under Seller's program at the Closing Date.

    (d) Seller agrees to remain responsible for the payment of all benefits accrued during the period of employment by the Seller under the terms of the Seller's retirement plans with respect to any Employee. Buyer shall not at any time assume any liability for the benefits of any active or any terminated, vested or retired participants in the Seller's retirement plans.

    (e) Seller shall be responsible for payments for accrued vacation not taken by an Employee prior to the Closing Date and for timely payment as required by law of all wages, salaries, bonuses, if any, and other compensation with respect to service completed on or prior to the Closing Date. Seller shall offer Employees who accept employment with Buyer the option to receive cash or to transfer to Buyer their accrued vacation days or fractions thereof earned but unused while employed by Seller. In the event any Employee elects to receive cash upon employment by Buyer, Seller shall make a cash payment to such Employee in accordance with applicable law. In the event any such Employee elects to have his or her accrued vacation transferred upon employment by Buyer, Buyer shall give such Employee credit after the Closing Date for the same number of vacation days or fractions thereof he or she has accrued with Seller as of the Closing Date. For purposes of this Section, personal choice days or fractions thereof will be treated as vacation days. In the event Employees elect to have their accrued vacation carried over to Buyer, Seller shall pay to Buyer, not later than the date of the Final Financial Statement, an amount equal to the net cash value of each such Employee's accrued vacation before payroll deductions. In the calendar year in which the Closing Date occurs, Employees shall be eligible to earn at least the prorated annual vacation amount Employees were eligible to earn under Seller's vacation policy. In subsequent calendar years, Employees will be eligible to earn vacation according to the schedule specified in Buyer's policy and subject to the maximum accruals permitted under Buyer's policies.

    (f) Seller shall retain the responsibility for payment of all medical, dental, vision, health and disability claims incurred by any Employee prior to the Closing Date, and Buyer shall not assume any liability with respect to such claims. On or after the Closing Date, all medical, dental, vision, health and disability claims incurred by Employees in Buyer's employ shall be determined under Buyer's benefit plans. Buyer agrees that Employees and their eligible dependents will receive credit for their periods of coverage under Seller's health or disability plans towards satisfying any preexisting condition clause in any of Buyer's health or disability plans, provided such Employee or eligible dependent is enrolled in Seller's plans on the Closing Date. Buyer also agrees that Employees and their eligible dependents shall receive credit under Buyer's health care plans for any deductibles paid by such Employee and enrolled dependents for the current plan year under a health care plan maintained by Seller.

    (g) Seller shall be responsible for providing any Employee whose "qualifying event," within the meaning of Section 4980B(f) of the IRC, occurs on or prior to the Closing Date (and such Employee's "qualified beneficiaries" within the meaning of Section 4980B(f) of the IRC) with the continuation of group health coverage required by Section 4980B(f) of the IRC ("Continuation Coverage") under the terms of the health plan maintained by Seller. Buyer shall be responsible for Continuation Coverage to any Employee in Buyer's employ (and each Employee's qualified beneficiaries) whose qualifying event occurs after the Closing Date to the extent required by law.

    (h) Seller agrees that it shall retain, consistent with its normal employment practices, all liability and obligation, if any (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, vision, health and disability benefits) for those former employees of the Branches who retired or terminated employment prior to the Closing Date or who otherwise do not become employees of Buyer.

    (i) Effective as of the Closing Date, Buyer shall assume liability for severance pay and similar obligations payable to any Employee who accepts employment with Buyer and who is terminated by Buyer on or after the Closing Date. Such payment shall be made pursuant to Buyer's normal severance policy and Buyer shall compute severance pay by giving Employees full credit for all years of service that would have been recognized under Seller's severance policy. In addition, for an Employee whose job with Buyer is eliminated within twelve (12) months of the Closing Date, Buyer agrees to pay to such Employee the difference, if any, between the amount of severance pay received by the Employee under Buyer's severance policy and the amount such Employee would have received upon his or her separation from the Seller under Seller's severance policy in effect on the Closing Date.

    (j) For Employees who accept employment with Buyer and who as of the Closing Date are absent from work due to sickness or short-term disability, Seller shall have no further liability or obligation for short-term disability benefits, sick pay or salary continuation to the extent attributable to periods after the Closing Date (or any medical, dental, vision and health claims incurred after the Closing Date). Such Employees shall be eligible for such benefits as are provided by Buyer under its policies and this Agreement.

    (k) The Buyer shall make the offers of employment as soon as possible after all the consents, approvals and authorizations referred to in Sections 7.1(c) and 7.2(c) hereof have been obtained (and in no event more than ten (10) Business Days after the last of such consents, approvals and authorizations has been obtained). Such offers shall be made in person to each Employee at a meeting at which representatives of Buyer and Seller are present. The information provided to each Employee at such meeting shall include a discussion of Buyer's employee benefit plans and policies, together with a written summary thereof. Buyer shall be responsible for advising Employees of the details of any offers and terms of employment, and answering any questions relating thereto, but Seller shall be allowed to review and approve, prior to its distribution, (i) any communication with Employees prior to the Closing Date, and (ii) any communication with such Employees after the Closing Date which describes or refers to Seller's employee benefit plans and policies.
Buyer shall not at any time have access to Employee personnel files of Seller.

    (l) Prior to the Closing Date, the Buyer may train the Seller's Employees who have accepted Buyer's offers of employment, at a time mutually agreed upon by Buyer and Seller, and the Buyer will reimburse the Seller for such Employees' salaries for the time they are engaged in such training and for all of their expenses incurred in connection with such training for which they are reimbursed by Seller.

                                      ARTICLE 3

                                PRICE AND ADJUSTMENTS

    3.1 PRICE. The Seller agrees that in the event the Initial Base Amount (as hereinafter defined) is less than the sum of (i) the amount of the Assumed Deposits and (ii) the amount of the Accrued Expenses, the Seller shall transfer to the Buyer cash in the amount equal to the deficit. The Buyer agrees that in the event the Initial Base Amount is greater than the sum of (i) the amount of the Assumed Deposits and (ii) the amount of the Accrued Expenses, the Buyer shall transfer to the Seller cash in an amount equal to such excess. Calculations and payments pursuant to this Section 3.1 shall be as of the date and time of the Closing Financial Statement. The "Initial Base Amount" shall be equal to the sum of (i) the amount of Cash on Hand, (ii) the Market Value of the Branch Real Estate and the Improvements,
(iii) the amount of $0 for the Leasehold Improvements (which amount is allocated among the Branches, if any, as listed on Schedule 3.1), (iv) the amount of $141,953.52 for the Furniture, Fixtures and Equipment (which amount is allocated as listed on Schedule 1.1(b)), (v) the amount of Prepaid Expenses at the Branches, (vi) the amount of the Overdrafts, (vii) the amount of any fees, charges or accrued interest receivable on such Overdrafts,
(viii) the amount of the Purchase Premium, and (ix) the Seller's pro rata portion of IRA Deposit and Keogh Account trustee fees accrued on such accounts held in the Branches through the Closing Date, less the amount of the safe deposit key deposits referred to in Section 3.2(e).

    3.2 ADJUSTMENTS. Subject to the provisions of Section 4.4 and Article 9, the assignments, transfers, acceptances and assumptions of the Assets and the Liabilities and the payment of the amounts due in respect thereof in accordance with Sections 2.2 and 3.1 shall be final and without recourse and not subject to any claim for reimbursement, repayment, rescission or avoidance; PROVIDED, HOWEVER, that:

    (a)  The following adjustments shall be made:

         (i) As soon as practicable after the Closing Date, but in no event later than ten (10) calendar days thereafter, the Seller shall deliver the Pre-Final Financial Statement to the Buyer. After delivery of the Pre-Final Financial Statement, the Seller shall pay the Buyer or the Buyer shall pay the Seller, as appropriate, by wire transfer no later than the next Business Day after delivery of the Pre-Final Financial Statement, the difference between the amount paid at the Closing and the amount calculated on the Pre-Final Financial Statement, plus interest accrued from the Closing Date at the Federal Funds Rate in effect on the Closing Date.

         (ii) As soon as practicable after the Closing Date, but in no event later than sixty (60) calendar days thereafter, the Seller shall deliver the Final Financial Statement to the Buyer. Subject to the Seller's and Buyer's rights of indemnification pursuant to Section 4.4 and Article 9, the Final Financial Statement shall become final and binding on the Buyer and the Seller ten (10) calendar days after its delivery to the Buyer, unless the Buyer gives written notice to the Seller of its disagreement with respect to any item included in such Final Financial Statement. The Seller and the Buyer shall use their respective reasonable efforts to resolve the disagreement during the ten (10) calendar day period following receipt by the Seller of the notice. If the disagreement is not resolved during such ten (10) calendar day period, the parties shall follow the procedures set forth in Section 9.4 to resolve such dispute and such Final Financial Statement shall be modified by any such resolution, whereupon the Final Financial Statement shall become final and binding. When the Final Financial Statement becomes final and binding, and after giving effect to any payment made based on the Pre-Final Financial Statement, the Seller shall pay the Buyer or the Buyer shall pay the Seller, as appropriate, the difference between the amount paid at the Closing and the amount calculated on the Final Financial Statement, plus interest accrued from the Closing Date at the Federal Funds Rate in effect on the Closing Date.

    (b) If any non-material Asset (materiality to be determined by Seller in good faith) shall not have been assigned to the Buyer at the Closing, then the Seller shall use its reasonable efforts to assign such Asset to the Buyer as soon as possible after the Closing Date but in any event no later than on the Settlement Date. In the event the Seller for any reason is unable to assign any such Asset to the Buyer prior to or on the Settlement Date, then the Seller shall no longer have any obligation to assign such Asset to the Buyer and the Seller shall refund to the Buyer the value of such Asset as reflected on the Closing Financial Statement together with interest from the Closing Date through the date of such refund at a rate equal to the Federal Funds Rate in effect on the Closing Date;

    (c) All operating expenses and fees accrued or prepaid prior to the Closing Date, including, without limitation, wages, salaries, rents, Bank Insurance Fund ("BIF") premiums, utility payments, personal property taxes, non-delinquent real property taxes and assessments relating to the Assets and the Liabilities transferred at the Closing, but excluding fees for use of safe deposit boxes, shall be prorated between the parties. With respect to the BIF premiums, the proration shall be on the basis of the amount of the Assumed Deposits. To the extent that the Seller has paid expenses that are expenses allocable to the Buyer pursuant to this Section 3.2(c), such expenses shall appear as an asset on the Financial Statements. To the extent that expenses have been accrued and not paid by the Seller prior to the Closing Date, they shall appear as a liability on the Financial Statements;

    (d) As soon as practicable after the Closing Date, the Seller will provide to the Buyer a report of customer data for the Branches showing the names, addresses, tax identification numbers (where available from the Seller's records) and deposit balances of each and all of the customers of the Branches as of such date; the customer data shall include the signature cards for all Assumed Deposits and a list of Accounts and certificates of deposit subject as of the Closing Date to annual Taxpayer Identification Number solicitation by Seller in the normal course of its business;

    (e) At the Closing Date, the Seller shall pay to the Buyer the amount of cash deposits held by the Seller at the Closing Date received for keys issued in connection with safe deposit box rentals at the Branches that are transferred to the Buyer hereunder;

    (f) With respect to Deposits which are Individual Retirement Accounts ("IRA Deposits") created by a trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of
Section 408 of the IRC, the Seller will use reasonable efforts and will cooperate with the Buyer, both before and after the Closing, in taking whatever actions are reasonably necessary to accomplish either the appointment of the Buyer as successor custodian or the delegation to the Buyer (or an affiliate of the Buyer) of the Seller's authority and responsibility as custodian of all such IRA Deposits except self-directed IRA Deposits (and, for those customers with self-directed IRA Deposits, any other IRA Deposits), including but not limited to, sending to the depositors thereof appropriate notices, cooperating with the Buyer (or such affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to the Buyer (or such affiliate), the Buyer (or such affiliate) will perform all of the duties so delegated and comply with the terms of the Seller's agreement with the depositor of the IRA Deposits affected thereby;

    (g) With respect to Deposits which are BankAmerica Basic Retirement Plan Accounts ("Keogh Accounts") created by a trust for the benefit of employees (some or all of whom are owner-employees) and that comply with the provisions of
Section 401 of the IRC, the Seller will use reasonable efforts and cooperate with the Buyer to invite depositors thereof to direct a transfer of each such depositor's Keogh Account and the related Deposit to the Buyer (or an affiliate of the Buyer), as trustee thereof, and to adopt the Buyer's (or such affiliate's) form of Keogh Master Plan as a successor to that of the Seller.
The Buyer (or such affiliate) will assume no Deposits which are Keogh Accounts unless the Buyer (or such affiliate) has received the documents necessary for such assumption or transfer at or before the Closing. With respect to any depositors who do not transfer such accounts to the Buyer's (or such affiliate's) form of Keogh Master Plan, the Seller will use reasonable efforts in order to enable the Buyer (or such affiliate) to retain such Keogh Accounts at the Branches at which such accounts were maintained;

    (h) Any items that were credited for deposit to or cashed against an Assumed Deposit prior to the Closing and are returned unpaid on or within sixty
(60) calendar days after the Closing Date ("Returned Items") will be handled as set forth herein. If the Seller's bank account is charged for the Returned Item, the Seller shall forward such Returned Item to the Buyer. If upon the Buyer's receipt of such Returned Item there are sufficient funds in the Assumed Deposit to which such Returned Item was credited or any other Assumed Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, the Buyer will debit any or all of such Assumed Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to the Seller. If there are not sufficient funds in the Assumed Deposit because of the Buyer's failure to honor holds placed on such Assumed Deposit, the Buyer shall repay the amount of the Returned Item to the Seller. If there are not sufficient funds in the Assumed Deposit for any other reason, the Buyer shall repay the balance of the Assumed Deposit to the Seller and create an overdraft for the unrecovered portion of the Returned Item. Any items that were credited for deposit to or cashed against an Assumed Deposit at a Branch prior to the Closing Date and are returned unpaid more than sixty (60) calendar days after the Closing Date will be the responsibility of the Buyer, except that for a period of eighteen (18) months after the Closing Date checks drawn on the United States Treasury, checks issued by state governments and municipalities and checks returned for endorsement irregularities will be the responsibility of the Seller; and

    (i) As soon as practicable, but in any event no later than fifteen (15) calendar days after the Closing Date, the Buyer shall mail to each depositor in respect of a Transaction Account (included in the Assumed Deposits) a letter approved in writing by the Seller (which approval will be delivered as soon as practicable and will not be unreasonably withheld) requesting that such depositor promptly cease writing the Seller's drafts against such Transaction Account. At such time as the Buyer mails each such notice to each depositor, the Buyer shall also forward to each such depositor new drafts which such depositor may draw upon the Buyer for the purpose of effecting transactions with respect to such Transaction Accounts.

    The parties hereto shall use reasonable efforts to develop procedures which cause the Seller's form of drafts against Transaction Accounts which are received after the Closing Date to be cleared through the Buyer's then current clearing procedures.

    During the one hundred eighty (180) calendar day period from the Closing Date, if it is not possible to clear Transaction Account drafts through the Buyer's then current clearing procedures after the Closing Date, the Seller shall forward to the Buyer no later than the next Business Day after receipt thereof all such Transaction Account drafts drawn against Transaction Accounts domiciled at one of the Branches and transferred on the Closing Date. The Seller shall have no obligation to pay such Transaction Account drafts. Upon the expiration of such one hundred eighty (180) calendar day period, the Seller shall cease forwarding drafts against Transaction Accounts transferred on the Closing Date and shall instead return them to the originators marked "Account Closed." The Buyer will compensate the Seller for processing of drafts as described in this Section according to the compensation arrangement set forth in Section 4.6.

    (j) The Seller will pay the Buyer for such portion of any overdraft on an Assumed Deposit (including interest at the Federal Funds Rate in effect on the Closing Date) created by Returned Items received by the Seller and passed on to the Buyer during the sixty (60) calendar days that follow the Closing Date, which is not recovered by the Buyer within sixty (60) calendar days after the Closing Date.

                                      ARTICLE 4

                                 ADDITIONAL COVENANTS

    4.1 SELLER'S COVENANTS. The Seller (and, to the extent specifically indicated below, the Buyer) agrees:

    (a) To use reasonable efforts to sign and deliver to the Buyer such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement;

    (b) To reasonably cooperate with the Buyer in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement;

    (c) To deliver to the Buyer those books, records, accounts and other documents relating solely to the Assets and the Liabilities as soon as practicable after the Closing and to store the other books, records and accounts of the Branches relating to the Seller's former operation of the Branches in accordance with Seller's normal records retention policy;

    (d) Until Closing or the earlier termination of this Agreement, to cause the business of the Branches to be conducted in accordance with Section 2.3 above;

    (e) To remove all signage from the Branches at the expense of the Seller on or before the Closing Date, it being understood that the Buyer shall be responsible for installation of its signage at its expense;

    (f) As soon as practicable after the receipt of all regulatory approvals required by Sections 7.1(c) and 7.2(c) with respect to all Branches, and no later than thirty (30) calendar days prior to the Closing Date (unless earlier required by law, regulation or regulatory policy), each of the Seller and the Buyer shall provide, or join in providing where appropriate, all notices, separately as to each Branch, to holders of Deposits and other persons that the Seller or the Buyer, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable law or the terms of any other agreement between the Seller and any customer in connection with the transactions contemplated hereby. A party proposing to send or publish any notice or communication pursuant to any provision of this
Section 4.1(f) or Section 4.2(f) shall furnish to the other party a copy of the proposed form of such notice or communication as soon as practicable in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable statutes, rules, regulations or requirements of any regulatory authority having jurisdiction. All costs and expenses of any notice or communication sent or published by the Buyer or the Seller shall be the responsibility of the party sending such notice or communication. All out-of-pocket costs and expenses of any joint notice or communication which Buyer or Seller pays to a third-party vendor shall be shared equally by the Seller and the Buyer. Each party shall bear the costs and expenses of its own employees or agents engaged in any joint notice or communication;

    (g) The Seller will use reasonable efforts to transfer to the Buyer on the Closing Date all of those automated clearing house and fed wire direct deposit arrangements which are tied by agreement or other standing arrangement to Assumed Deposits.

For a period of one hundred eighty (180) calendar days after the Closing Date, in the case of automated clearing house direct deposits to Assumed Deposits, and thirty (30) calendar days after the Closing Date, in the case of fed wire direct deposits to Assumed Deposits (each, a "Direct Deposit Cut-off Date"), the Seller will, no later than the next Business Day following the date of receipt thereof, remit and transfer to the Buyer all direct deposits intended for Accounts which are Assumed Deposits. After the applicable Direct Deposit Cut-off Date, the Seller may discontinue accepting and forwarding automated clearing house and fed wire entries and funds and return such direct deposits to the originators. The Seller shall not be liable for any account overdrafts that may thereby be created or for any other matter. The Buyer and the Seller shall agree on a reasonable period of time prior to the Closing during which the Seller will no longer be obligated to accept new direct deposit arrangements. At the time of each Direct Deposit Cut-off Date, the Buyer will provide automated clearing house originators with account numbers and conversion tapes relating to Assumed Deposits; and

    (h) As soon as practicable after the receipt of all regulatory approvals required by Sections 7.1(c) and 7.2(c) with respect to all Branches (except for statutory waiting periods), and after the notice provided in Section 4.1(f) above, the Buyer will send appropriate notice, separately as to each Branch, to all holders of Deposits which are to be assumed by the Buyer at the Closing the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from the Seller to the Buyer. The Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties. For a period of one hundred eighty (180) calendar days following the Closing Date, the Seller will, on the Business Day following the date of receipt thereof, forward to the Buyer all direct debits on Accounts which are Assumed Deposits transferred on the Closing Date and will give the Buyer a daily accounting of such debits to its clearing account. Thereafter, the Seller may discontinue forwarding such entries and return them to the originators. The Buyer and the Seller shall agree on a reasonable period of time prior to the Closing during which the Seller will no longer be obligated to accept new direct debit arrangements. At the time of the Closing Date, the Buyer will provide automated clearing house originators of such direct debits with account numbers and conversion tapes.

    (i) In addition to the requirements and procedures set forth in Sections 4.1(g) and 4.1(h), the Buyer shall, commencing on the first Business Day following the Closing Date, deliver to the originators of the direct deposits of Assumed Deposits and the originators of direct debits of Assumed Deposits specified in such sections, notices of change instructing such originators to change the routing transit number for such deposits and debits from the Seller's routing transit number to the Buyer's routing transit number.

    (j) The Seller agrees that for a period of twelve (12) months following the Closing Date, it will not establish a "Full-Service Branch" (as defined in the immediately following sentence) within ten (10) miles of a Branch which is included in the Closing (the "Protected Area"). "Full-Service Branch" shall mean a branch which includes tellers and which transacts all business related to deposits and loans. Seller shall not be deemed to have established a Full-Service Branch for purposes of this Section 4.1(j) solely because Seller or any successor in interest does one or more of the following: (i) it exercises any rights or performs any obligations it has or may have to establish banking facilities pursuant to any existing or future agreements with a third party or parties for the installation, location and operation of banking facilities in or in connection with retail stores or supermarkets owned or operated, or both, by such third party or parties, (ii) it acquires one or more banking facilities within the Protected Area as a result of a merger, consolidation, purchase or sale of all or substantially all of the assets of a party, or other reorganization to which Seller or BankAmerica Corporation ("Parent") is a party, (iii) it maintains one or more ATM facilities or conducts courier operations within the Protected Area, (iv) it takes any action to satisfy any obligations or commitments Seller or Parent may have arising out of the approval by the Federal Reserve Board of the merger of Security Pacific Corporation ("Security Pacific") into Parent on April 22, 1992, including without limitation any commitment to maintain or enhance all existing levels of services provided at the time of the merger by Seller or Security Pacific branches in all service areas (for example, where branches are sold, service levels will be maintained through placing branches in grocery stores, mobile vans, increasing access to automated teller machines and increasing multilingual services), or (v) it continues to maintain within the Protected Area after the Closing Date one or more branches which it maintained therein on the Closing Date.

    (k) For a period of twelve (12) months following the Closing Date (or such shorter period as Employees may continue to be employed by the Buyer following the Closing Date), neither the Seller nor any Affiliate shall solicit the employment (including the solicitation of any transfer of employment) of any Employees; PROVIDED, HOWEVER, that nothing herein shall prevent the Seller or its Affiliates from advertising generally any employment opportunities, or from hiring any Employees who seek employment without inducement from the Seller.

    4.2  BUYER'S COVENANTS.  The Buyer agrees:

    (a) To use reasonable efforts to sign and deliver to the Seller such additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement;

    (b) To use its best efforts to fulfill all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of all California and federal bank or other financial institution regulatory agencies and any other governmental entity having jurisdiction over the Buyer's acquisition of the Branches or the Buyer) required to be fulfilled by the Buyer for the completion of the transactions contemplated by this Agreement, and to take the initial drafting responsibility therefor. The Seller shall have the right to review and comment upon all applications to, and filings with, governmental and regulatory agencies and entities made for the above purpose, prior to their filing; PROVIDED THAT, the Seller shall have no responsibility for any such application or filing. Without limiting the generality of the foregoing, Buyer agrees to file all required regulatory applications within thirty (30) calendar days after the date of this Agreement;

    (c) To pay, honor, discharge and perform all liabilities and obligations in respect of the Assets and the Liabilities and any other liabilities of the Branches arising, accruing or subsisting after the Closing which the Buyer is obligated to assume pursuant to this Agreement, subject to applicable indemnification rights of the Buyer;

    (d) Not to use, keep or claim any registered or unregistered trademark, service mark or other identification commonly associated with the Seller, or any sign, display or similar material of the Seller or any banking or other forms, stationery, passbooks, checks, traveler's checks, cashier's checks, manager's checks or similar banking material of the Seller or bearing the Seller's name or other similar marks or identification (except to the extent necessary to conduct business operations, and then only if the Seller's name, marks or identification are obliterated from such material, and such material is clearly identified as that of the Buyer), or any proprietary material of the Seller including, without limitation, operating manuals, training manuals and public relations, explanatory or advertising materials; and

    (e) As of the Closing Date, to become the "holder," as that term is defined in the California Unclaimed Property Law (Code of Civil Procedure
Section 1500, et seq.), of all Assumed Deposits and safe deposit boxes which the Buyer assumes under this Agreement. The Buyer will be responsible for the escheat of any property for which it becomes the holder and which becomes abandoned during the calendar year in which the Closing occurs.

    (f) As soon as practicable after the receipt of all regulatory approvals required by Sections 7.1(c) and 7.2(c) with respect to all Branches, and no later than thirty (30) calendar days prior to the Closing Date (unless earlier required by law, regulation or regulatory policy), the Buyer shall, subject to
Section 11.1 hereof, (i) send a notice to all holders of safe deposit boxes at each Branch and (ii) notify the holders of Deposits to be transferred on the Closing Date that, subject to Closing, the Buyer will be assuming liability for such Deposits, and following or concurrently with such notices the Buyer may communicate with and deliver information, brochures, bulletins and other communications to holders of Deposits and safe deposit boxes concerning the transactions contemplated by this Agreement and concerning the business and operations of the Buyer.

    (g) Continue to operate each of the Branches at its current location for a period of at least ninety (90) calendar days after the Closing Date (unless Buyer has provided Seller written confirmation from Buyer's appropriate banking regulatory agency that any earlier change in location by Buyer would be exempt from the notice and other requirements of 12 U.S.C. Sec. 1831r-1).

    (h) To obtain approval of this Agreement and the transactions contemplated hereby by the requisite vote or consent of the holders of outstanding securities of the Buyer if such approval is required by applicable law, contract, the Buyer's Articles of Incorporation or Bylaws, or otherwise.

    4.3 CONSENTS. The Seller shall use its reasonable efforts to obtain any nongovernmental consents required for the transfer or assignment of the Assets and Liabilities to Buyer pursuant to this Agreement, including (a) Leases, if any, and (b) Assumed Contracts, if any; PROVIDED, HOWEVER, that (a) the Seller shall not be required to pay any additional compensation or fee to any person or entity to obtain any such consent, (b) the Buyer agrees that it shall provide reasonable assistance to the Seller to obtain such consents, and (c) Seller shall be entitled to rely on the provisions of Section 2.2(e) and the final paragraph of Section 7.2 hereof if it does not obtain one or more such consents.

    4.4  ENVIRONMENTAL MATTERS.

    (a)  SCOPE.    The provisions of this Section 4.4 shall exclusively govern the rights and obligations of the Seller and Buyer with regard to Hazardous Substances.

    (b)  DEFINITIONS.   For purposes of this Section 4.4, the following terms
have the following meanings:

         (i) "Environmental Assessments" means environmental audits, investigations, reviews or testing of the Branch Real Estate, Improvements, Leased Real Estate or Leasehold

Improvements (sometimes referred to collectively in this Section 4.4 as the "Subject Assets") performed by Buyer or any third party or consultant engaged by Buyer to conduct such study.

         (ii) "Environmental Due Diligence Period" means the forty-five (45) Business Day period starting on the date of this Agreement during which Buyer must complete its due diligence as described in Section 4.4(d).

         (iii)"Environmental Law" means any law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment in effect as of the date of this Agreement, including but not limited to Title 42 of the United States Code, Section 6901 ET SEQ. (commonly known as "RCRA") or Section 9601 ET SEQ. (commonly known as "CERCLA" or "Superfund").

         (iv) "Hazardous Substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation, petroleum or natural gas.

    (c) SELLER'S ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES. Seller has delivered to the Buyer copies of a Phase I Environmental Site Assessment ("Phase I") and an Asbestos Survey ("Asbestos Survey") regarding each Branch; PROVIDED THAT Seller has not delivered an Asbestos Survey regarding any Branch where construction of all Improvements and Leasehold Improvements was completed after December 31, 1980. The dates of such Phase I's and Asbestos Surveys and the names of the persons by whom they were prepared are listed on Schedule 4.4(c). The cost of such Phase I's and Asbestos Surveys shall be borne by the Seller.
As of the date of this Agreement, to the Seller's Knowledge and except as disclosed in the Phase I's and Asbestos Surveys:

         (i) during the time the Seller has owned the Branch Real Estate or leased the Leased Real Estate, no Hazardous Substances are now or have been used or stored on or within any portion of the Subject Assets except those Hazardous Substances which are or have been used or stored in the normal course of use and operation of the Subject Assets in compliance with all applicable Environmental Laws;

         (ii) during the time the Seller has owned the Branch Real Estate or leased the Leased Real Estate, there are and have been no federal, state, or local enforcement, clean-up, removal, remedial or other governmental or regulatory actions instituted or completed pursuant to Environmental Laws or pertaining to Hazardous Substances and affecting the Subject Assets;

         (iii) no claims have been made by any third party against Seller relating to any Hazardous Substances on or within the Subject Assets; and

         (iv) Seller has obtained and is in compliance with all permits, licenses and other authorizations required with respect to the operation of its prior business at the Branch Real Estate and Leased Real Estate under all applicable Environmental Laws.

    (d)  ENVIRONMENTAL DUE DILIGENCE.

         (i) BUYER'S COVENANTS.   The Buyer acknowledges and agrees that:

              (A) Seller is furnishing copies of the Phase I's and Asbestos Surveys to Buyer for informational purposes only and without representation or warranty as to the accuracy or completeness of the contents of such materials except as otherwise provided in this Section 4.4;

              (B) Buyer will not rely on the Phase I's or Asbestos Surveys and will conduct its own due diligence on the matters contained in the documents; and

              (C) Buyer is not purchasing the Branch Real Estate, Improvements and Leasehold Improvements and accepting assignment of the Leases in reliance upon any representations or warranties of any kind whatsoever made by the Seller (or any representatives, agents or employees of the Seller) except those made or contained in this Agreement.

         (ii) BUYER'S ENVIRONMENTAL DUE DILIGENCE. During the Environmental Due Diligence Period, Buyer shall have the right to conduct Environmental Assessments of the Subject Assets, and Buyer and Buyer's representatives, agents and designees will have the right, at reasonable times and upon reasonable notice to Seller (which notice must describe the scope of the planned testing and investigations) to enter upon the Branch Real Estate and Leased Real Estate provided:

              (A) Any Environmental Assessment performed by or on behalf of Buyer shall be conducted pursuant to standard quality control/quality assurance procedures.

              (B) The persons or entities performing such tests shall be properly licensed and qualified and will have obtained all appropriate permits for performing such tests.

              (C) Prior to any entry involving physical testing, drilling or other physical disturbance, Buyer will obtain, maintain and provide Seller, or shall cause any consultant, contractor or other person entering Branch premises to obtain, maintain and provide Seller, with proof of comprehensive general liability insurance in the amount of at least $1,000,000 combined, single limit coverage, naming Seller as an additional insured and with coverages reasonably satisfactory to Seller.

              (D) Buyer shall give Seller at least five (5) Business Days' prior notice of any physical testing or drilling.

              (E) Buyer shall schedule any tests outside normal business hours whenever feasible unless otherwise approved by Seller.

              (F) Seller shall have the right of approval (which shall not be unreasonably withheld or delayed) of any proposed physical testing or drilling.

              (G) Seller shall have the right to have a representative of Seller accompany Buyer and Buyer's representatives, agents or designees while they are on the Branch Real Estate or Leased Real Estate.

              (H) Any entry by Buyer, its representatives, agents or designee shall not unreasonably interfere with Seller's or any tenant's use of the Subject Assets.

              (I) Buyer shall indemnify, defend, and hold Seller harmless for, from and against any and all claims, damages, costs, liabilities and losses (including mechanics' liens) arising out of any entry by Buyer or its agents, designees or representatives. Without limiting the scope of the foregoing, Buyer also at its sole expense shall repair, replace or otherwise correct any damages caused by Buyer or its agents, designees or representatives to the Subject Assets if the transactions contemplated by this Agreement do not close. Until this correction is complete, Buyer will take all steps necessary to ensure that any conditions created by Buyer's entry will not interfere with the normal operation of the Branches or create any dangerous, unhealthy, unsightly or noisy conditions at the Branches. This indemnity provision shall survive the Closing or any earlier termination of this Agreement.

              (J) Any groundwater, soil, or other samples taken from the Subject Assets shall be properly disposed of by Buyer at Buyer's sole cost and in accordance with all applicable laws.

              (K) Any Environmental Assessment conducted by Buyer shall be at the Buyer's sole expense and Buyer shall provide to Seller a copy of all results generated by any Environmental Assessment, including without limitation, any reports or other summaries.

              (L) Seller has provided to Buyer copies of the Leases and Buyer shall comply with any requirements or restrictions contained in the Leases regarding testing and investigations to be performed at the Leased Real Estate, including, without limitation, any requirements of notice to the landlord.

         (iii)     NOTICE OF OBJECTIONS.    During the Environmental Due
         Diligence Period, Buyer may notify Seller in writing of any objections relating to any aspects of the Subject Assets relating to one or more Branches (the "Affected Branches") pertaining to physical condition, presence of any Hazardous Substances, compliance with all applicable Environmental Laws, any matters disclosed in the Phase I's or Asbestos Surveys, any matters disclosed by Seller or about which Seller provided representations or warranties in this Section 4.4, or any matters disclosed in any Environmental Assessments.

              (A) In the event that Buyer fails to so notify Seller of any such objections, Buyer shall be deemed to have approved such items.

              (B) In the event, however, that Buyer notifies Seller in writing and within the Environmental Due Diligence Period of any such objections, the parties will have a period of ten (10) Business Days to agree upon a resolution of the objection(s). If the parties cannot agree within such period of ten (10) Business Days, then within five (5) Business Days after the expiration of such period either party may initiate a proceeding to resolve such objections pursuant to the procedures set forth in Section

              9.4 of this Agreement; PROVIDED, HOWEVER, that within such five
              (5) Business Days the Seller in its sole discretion may, in a case where Buyer has notified Seller of objections with respect to Branch Real Estate or Improvements, elect to remove the Branch Real Estate and Improvements relating to the Affected Branches from the Assets to be sold and transferred to Buyer, in which event (I) the consideration payable under Article 3 shall automatically be adjusted accordingly and (II) commencing on the Closing Date Buyer shall lease the Branch Real Estate and Improvements relating to the Affected Branches from Seller for a period of at least six (6) months, at a rental rate and on terms to be agreed upon by Buyer and Seller, which rate and terms shall be commercially reasonable and comparable to those for similar properties in the vicinities of the Affected Branches, and PROVIDED, FURTHER, that if Buyer and Seller do not agree upon the rental rate or one or more such terms within an additional ten
              (10) Business Days after expiration of the five (5) Business Days referred to above, then the determination of such rate and/or term(s) shall be immediately submitted to arbitration pursuant to the procedures set forth in Section 9.4 of this Agreement. In a case where Buyer has notified Seller of objections with respect to Leased Real Estate or Leasehold Improvements, then if neither party has initiated a proceeding to resolve such objections pursuant to the procedures set forth in Section 9.4 of this Agreement within the five (5) Business Days referred to in the immediately preceding sentence, then the Seller in its sole discretion may elect to exercise its right under the final paragraph of Section 7.2 to exclude the Affected Branch from the Closing.

              (C) If this Agreement is not amended or otherwise modified pursuant to the provisions of the foregoing Section
              4.4(d)(iii)(B), Buyer shall be deemed to have waived its objections and this Agreement will continue in full force and effect.

    (e)  MUTUAL ENVIRONMENTAL INDEMNIFICATIONS.

         (i) Subject to Subsection 4.4(e)(iv) and Article 9 below, if there are any third party claims against Buyer that arise out of any Hazardous Substances that became located in, on or under Branch Real Estate during Seller's ownership of the Branch Real Estate, or in, on or under Leased Real Estate during the term of Seller's Lease, Seller will (to the extent the

         Seller is liable for such Hazardous Substances under any federal, state or local law pertaining to or concerning Hazardous Substances) indemnify, defend (by counsel reasonably acceptable to Buyer), protect and hold Buyer harmless for, from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including without limitation reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against the Buyer) arising therefrom (to the extent that any such third party claims are attributable to the portion of the Hazardous Substances which occurred or were in existence at the Branch Real Estate or Leased Real Estate on or prior to the Closing Date) in an amount which (together with any amount for which Seller may become liable to provide indemnification pursuant to
         Section 9.2 or otherwise), shall not exceed the amount of the Initial Base Amount, and PROVIDED THAT notwithstanding any other provision hereof, Seller shall not be liable under this Section 4.4(e)(i) for any losses sustained by the Buyer unless and until the aggregate amount of all losses with respect to a Branch sustained bythe Buyer to be indemnified by the Seller under this Agreement (including any amount for which Seller may become liable to provide indemnification pursuant to Section 9.2 or otherwise), shall exceed $25,000, in which event the Seller shall be liable only for such losses in excess of $25,000 with respect to that Branch (it being the intention of the parties that losses sustained by the Buyer with respect to one Branch shall not be combined with losses sustained with respect to another Branch to satisfy such minimum $25,000 amount).

         (ii) Subject to Subsection 4.4(e)(iv) and Article 9 below, if there are any third party claims against Seller that arise out of any Hazardous Substances that became located in, on or under the Subject Assets at any time after the Closing, Buyer will indemnify, defend (by counsel reasonably acceptable to Seller), protect and hold Seller harmless for, from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including without limitation reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against the Seller) arising therefrom, PROVIDED THAT notwithstanding any other provision hereof, Buyer shall not be liable under this
         Section 4.4(e)(ii) for any losses sustained by the Seller unless and until the aggregate amount of all losses with respect to a Branch sustained by the Seller to be indemnified by the Buyer under this Agreement (including any amount for which Buyer may become liable to provide indemnification pursuant to Section 9.3 or otherwise), shall exceed $25,000, in which event the Buyer shall be liable only for such losses in excess of $25,000 with respect to that Branch (it being the intention of the parties that losses sustained by the Seller with respect to one Branch shall not be combined with losses sustained with respect to another Branch to satisfy such minimum $25,000 amount).

         (iii) As used in this Subsection 4.4(e), "third party claims" are defined as any claims or rights of recovery by any person or entity (including governmental agencies):

              (A) which result from injury, damage or loss to or of any person or property;

              (B)  for cost recovery, removal or remedial action; or

              (C) third party claims will also include any costs paid or payable by either party for damage, loss, injury, investigation, removal, remediation or other liability in response to any third party claim or in anticipation of any enforcement or remedial action undertaken or threatened by any governmental agency or private party.

         (iv) Nothing in this Section 4.4(e) is meant to diminish any party's rights or obligations under any federal, state or local law pertaining to or concerning Hazardous Substances; but Seller will not be liable to Buyer under this Agreement, and Buyer hereby releases Seller from any and all liability under any such law, for any third party claims which are attributable to any environmental condition which:

              (A) was described or referred to in the Phase I's, Asbestos Surveys or any Environmental Assessments obtained or conducted by Buyer;

              (B) was reasonably discoverable by prudent investigation during the Environmental Due Diligence Period; or

              (C) was otherwise disclosed by Seller to Buyer or discovered by Buyer at any time prior to the Closing.

         (v) The above release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer's release(s) to Seller. Buyer expressly waives and relinquishes any and all rights which it may have under the provisions of Section 1542 of the California Civil Code, to the extent applicable, which Section reads as follows:

              "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR".

         It is understood and agreed that the purchase price has been adjusted by prior negotiations to reflect that all of the Subject Assets and the Furniture Fixtures and Equipment are sold by Seller and purchased by Buyer and Buyer is accepting assignment of the Leases subject to the foregoing. It is not contemplated that the purchase price will be increased if costs to Buyer associated with the Subject Assets, the Furniture Fixtures and Equipment and the Leases prove to be less than expected nor will the purchase price be reduced if the Buyer's plan for the same leads to higher cost projections. The sole remedy of the Buyer will be to exercise its rights under Section 4.4(d) prior to the end of the Environmental Due Diligence Period.

    Buyer's Initials  /s/JB     Seller's Initials  /s/BAD
                      ---------                    ---------

    4.5 VALUATION OF THE ASSETS. Buyer agrees that it is relying solely upon its own judgment, after such investigation and inspection as it deems necessary or appropriate, as to the quality, condition, fitness and value of the Assets and the nature and amount of the Liabilities, and Seller hereby disclaims any representations or warranties made by Seller as to their condition, value, nature or amount except those made in Section 5.1 of this Agreement, and subject to the provisions of Section 4.4 of this Agreement, which shall exclusively govern the rights and obligations of the parties with regard to Hazardous Substances.

    4.6  CLEARING ITEMS.  From the Closing Date and for one hundred eighty
(180) calendar days thereafter, items drawn on Transaction Accounts assumed by the Buyer may continue to be presented to the Seller. The Seller will make provisional settlement to the presenting institution and will present such items to the Buyer within the Seller's midnight deadline. For the first ninety (90) calendar days following the Closing Date, the Seller shall perform its obligations under the first two sentences of this Section 4.6 at no cost to the Buyer. For the remaining ninety (90) calendar day period, the Buyer shall pay the Seller $0.50 for each item so processed. After one hundred eighty (180) calendar days from the Closing Date, the Seller shall return to the sender any items presented. Upon timely presentation to the Buyer, the Buyer will assume all responsibility for such items (except for such items which have not been handled by the Seller in accordance with applicable law or regulation, or with ordinary care), including but not limited to determining whether to honor or dishonor such items and giving any required notification for the return of large items.

    4.7  IRA DEPOSITS AND KEOGH ACCOUNTS.  The Seller will deliver to the
Buyer, on the Closing Date, copies of the Seller's documents for each IRA Deposit and Keogh Account which is included in the Assumed Deposits. The Seller will prepare and file all reports to government authorities required to be filed for the period ending on the Closing Date and all prior periods. The Buyer will be responsible for all such reporting for periods commencing on the day after the Closing.

    4.8 INTEREST REPORTING AND WITHHOLDING. Unless otherwise agreed to by the parties, the Seller will report to applicable taxing authorities and holders of Assumed Deposits transferred on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through and including the Closing Date, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Assumed Deposits. The Buyer will report to the applicable taxing authorities and holders of Assumed Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon such Assumed Deposits. Any amounts required by any governmental agencies to be withheld from any of the Assumed Deposits through the Closing Date will be withheld by the Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by the Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by the Buyer in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by the Buyer to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date the Buyer is obligated to remit such amounts to the applicable governmental agency, the Seller will pay to the Buyer that portion of any sums theretofore withheld by the Seller from any Assumed Deposits transferred on the Closing Date which are or may be required to be remitted by the Buyer pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by the Seller.

    4.9 EMINENT DOMAIN OR TAKING. If proceedings under a power of eminent domain relating to a specific Branch or any part thereof (the "Affected Branch") are commenced prior to the Closing Date, Seller will promptly inform Buyer in writing.

    (a) If such proceedings involve the taking of all of or a material interest in the Affected Branch, Buyer may elect to terminate this Agreement with respect to such Affected Branch by notice in writing sent within ten (10) calendar days of Seller's written notice to Buyer, in which case neither party will have any further obligation to or rights against the other with respect to the Affected Branch except any rights or obligations of either party which are expressly stated to survive termination of this Agreement.

    (b) If the proceedings do not involve the taking of all of or a material interest in the Affected Branch, or if Buyer does not elect to terminate this Agreement as to the Affected Branch, this transaction will be consummated as described herein, and, subject to the Lease, if any, or other encumbrances, if any, relating to the Affected Branch, any award or settlement payable with respect to such proceeding will be paid or assigned to Buyer on the Closing Date.

    (c) If the Closing contemplated by this Agreement is not consummated for any reason, Buyer will have no claim to any condemnation award or settlement with respect to the Affected Branch.

    4.10 DAMAGE OR DESTRUCTION. Except as provided in this Section 4.10, prior to the Closing Date, as between Seller and Buyer the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty is borne and assumed by Seller. If, prior to the Closing Date, any part of the Improvements or Leasehold Improvements at a specific Branch (the "Affected Improvements") is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller will promptly inform Buyer of such fact in writing and advise Buyer as to the extent of the damage and whether it is, in Seller's reasonable opinion, "MATERIAL."

    (a) If the parties determine that such damage or destruction is "MATERIAL", Buyer has the option to terminate this Agreement with respect to such Branch (the "Affected Branch") upon written notice to the Seller given not later than ten (10) calendar days after receipt of Seller's written notice to Buyer advising of such damage or destruction.

    (b) For purposes of this Section 4.10, "MATERIAL" shall mean any damage or destruction to the Affected Improvements where the cost of repair or replacement is estimated to be (i) in the case of damage or destruction to Improvements, more than twenty-five (25) percent of the Market Value of the Branch Real Estate and Improvements, or (ii) in the case of damage or destruction to Leasehold Improvements, more than twenty-five (25) percent of the amount indicated in
Section 3.1 and Schedule 3.1 for the Leasehold Improvements at the Affected Branch ("Leasehold Improvements Value"), and that in either case will take more than sixty (60) calendar days to repair.

    (c) If this Agreement is so terminated, neither party will have any further obligation to or rights against the other with respect to the Affected Branch except any rights or obligations of either party which are expressly stated to survive termination of this Agreement.

    (d) Subject to the Lease, if any, or other encumbrances, if any, if the Buyer does not elect to terminate this Agreement as to the Affected Branch, or if the casualty is not material, Seller shall EITHER (i) reduce the Market Value of the Branch Real Estate or the Leasehold Improvements Value at the Affected Branch, as the case may be, by the value reasonably estimated by the parties to repair or restore the damaged portion of the Affected Improvements, less any sums expended by Seller to make emergency repairs to the Affected Improvements OR (ii) repair or restore the damaged portion of the Affected Improvements, and in either case this transaction will close pursuant to the terms of this Agreement, and the Buyer will accept the Affected Branch as is, where is, without recourse, with all faults and with no warranties other than as expressly provided in Section 5.1 of this Agreement, and subject to the provisions of
Section 4.4 of this Agreement, which shall exclusively govern the rights and obligations of the parties with regard to Hazardous Substances.

    (e) If the damage is not material, Seller's notice to Buyer of the damage or destruction will also set forth the reduced Market Value of the Branch Real Estate or the reduced Leasehold Improvements Value at the Affected Branch, as the case may be, and Seller's allocation of value to the damaged portion of the Affected Improvements. If Buyer does not accept Seller's reduced valuation, Buyer's sole remedy will be to submit the issue to arbitration pursuant to
Section 9.4 hereof.

    (f) Whether or not the sale of the Affected Branch is consummated hereunder, Buyer shall have no rights to insurance claims or proceeds in respect of damage or destruction to the Affected Improvements occurring prior to the Closing Date.

                                      ARTICLE 5

                            REPRESENTATIONS AND WARRANTIES

    5.1 SELLER'S REPRESENTATIONS AND WARRANTIES. The Seller represents and warrants to the Buyer that, as of the date of this Agreement (or, as to any information specified in a Schedule to have been compiled as of some earlier date, as of such earlier date), and subject to Section 4.4 (a):

    (a) The Seller is a national banking association, duly organized and in good standing under the laws of the United States;

    (b) The Seller has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all corporate action necessary to be taken by or on the part of the Seller to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby has been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies;

    (c) The execution, delivery and performance by the Seller of this Agreement do not, and the consummation by the Seller of the transactions contemplated hereby will not, violate or conflict with the articles of association or bylaws of the Seller, or any law or regulation currently applicable to the Seller, or any material agreement or instrument, or currently applicable award, order, judgment or decree to which the Seller is a party or by which it is bound, or require any filing by the Seller with, or authorization, approval, consent or other action with respect to the Seller by, any governmental or regulatory agency except such as have been made or obtained and are in full force and effect;

    (d) Schedule 2.2(d) sets forth a list of all material written contracts, agreements and other obligations known to the Seller to which the Seller is a signatory which relate to the operation of the Branches (other than those giving rise to the Assets and the Liabilities), including without limitation equipment leases and service and maintenance contracts, consulting contracts, agency agreements and licensing agreements; PROVIDED, HOWEVER, THAT equipment leases and service and maintenance contracts which the Seller does not believe are assignable are not listed;

    (e) Except as set forth in Schedule 5.1(e): (i) there is no litigation, claim, action, suit or proceeding pending which, if adversely determined, would adversely affect the use of the Assets or the Liabilities; and (ii) to the Seller's knowledge, there is no litigation, claim, action, suit or proceeding threatened by any organization, person, individual or governmental agency which, if adversely determined, would, individually or in the aggregate, materially and adversely affect the use of the Assets or the Liabilities;

    (f) The Seller has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by the Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against the Seller for any brokerage commission or like payment;

    (g) Schedule 2.2(e) contains an accurate and complete list of all Leases, if any. True and correct copies of all Leases referred to in such Schedule have been provided to Buyer;

    (h) Schedule 5.1(h) lists for each Branch all employees thereof and states for each such individual his or her position, dates of employment with the Seller and present compensation;

    (i) A certificate of occupancy or equivalent is in effect permitting the occupancy of each Branch for its present use. The Seller holds all licenses materially required in connection with the use or occupancy of each Branch;

    (j) The Seller has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by the Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against the Seller for any brokerage commission or like payment; and

    (k) The Branch Real Estate and the Improvements have been owned, operated and used in material compliance with all laws, regulations and ordinances (excluding Environmental Laws, which are exclusively governed by Section 4.4 hereof); to the knowledge of the Seller, the Improvements were constructed in material compliance with all applicable laws and regulations (excluding Environmental Laws, which are exclusively governed by Section 4.4 hereof), including zoning, land use and other requirements and all building permits; the Seller has received no notice of, or is not otherwise aware of, any proposed condemnation or eminent domain proceeding with respect to the Branch Real Estate, or any portion thereof.

    5.2 BUYER'S REPRESENTATIONS AND WARRANTIES. The Buyer represents and warrants to the Seller that, as of the date of this Agreement, and subject to
Section 4.4(a):

    (a) The Buyer is a banking corporation, duly established and in good standing under the laws of the State of California;

    (b) Subject to the satisfaction of any applicable governmental or regulatory requirements referred to in Section 4.2(b) and to approval of this Agreement and the transactions contemplated hereby by the requisite vote or consent of the holders of outstanding securities of the Buyer if such approval is required by applicable law, contract, the Buyer's Articles of Incorporation or Bylaws, or otherwise, the Buyer has the requisite power and authority to execute, deliver and perform this

Agreement and to consummate the transactions contemplated hereby; all acts and other proceedings required to be taken by or on the part of the Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, the Buyer, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies;

    (c) Subject to the satisfaction of any applicable governmental or regulatory requirements referred to in Section 4.2(b), the execution, delivery and performance by the Buyer of this Agreement do not, and the consummation by the Buyer of the transactions contemplated hereby will not, violate or conflict with the articles of incorporation or bylaws of the Buyer, or any law or regulation currently applicable to the Buyer, or any material agreement or instrument, or currently applicable order, judgment or decree to which the Buyer is a party or by which it is bound or require any prior filing by the Buyer with, or authorization, approval, consent or other action with respect to the Buyer by, any governmental or regulatory agency except such as have been made or obtained and are in full force and effect or will be made or obtained and in full force and effect as of the Closing;

    (d) There are no actions, suits or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting, the Buyer, which may cause a material adverse change in the Buyer's business or financial condition;

    (e) The Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by the Buyer directly and without the intervention of any person in such manner as to give rise to any valid claim against the Seller for any brokerage commission or like payment;

    (f) The Buyer has not received written notice from any federal or California governmental or regulatory agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement;

    (g) The Buyer satisfies each and all of the standards and requirements lawfully within the control of the Buyer of which it is aware (and, as of the Closing Date, will satisfy each and all of the standards and requirements lawfully within the control of the Buyer) imposed as a condition to obtaining or necessary to comply with and in order to obtain any of the governmental or regulatory approvals referred to in Section 4.2(b) of this Agreement;

    (h) At the time of the most recent regulatory evaluation of Buyer's performance under the Community Reinvestment Act (the "CRA"), Buyer's record of performance was deemed to be "outstanding" or "satisfactory", and no proceedings are pending or to the knowledge of Buyer, threatened, that would result in a change in such evaluation. Buyer has not received any adverse public comments with respect to its compliance under the CRA since the date of its most recent regulatory evaluation of its performance under the CRA;

    (i) The Buyer has available sufficient cash or other liquid assets or financing pursuant to binding agreements or commitments which may be used to fund the transactions contemplated hereby and has provided to Seller a copy of an engagement letter from Sutro & Co., a reputable investment banking firm, to act as managing underwriter of a firm commitment underwritten equity capital offering which will be completed before the Closing Date in a sufficient principal amount with which to consummate such transactions; PROVIDED that if the transactions contemplated hereby are not consummated due to Buyer's failure to raise sufficient capital, then, promptly upon demand, Buyer shall pay to Seller the Break-up Fee; and

    (j) Buyer acknowledges and is aware of the disclosures made by Seller with respect to the Branch Real Estate and set forth in Schedule 5.2(j) attached hereto.

                                      ARTICLE 6

                                    UNDERSTANDINGS

    Buyer and Seller understand and agree as follows:

    6.1 DEPOSITORS' RIGHTS. The Buyer and the Seller understand and agree that all transfers to the Buyer of Assumed Deposits are subject to the individual depositors' continuing rights to withdraw, and the Seller makes no representation or warranty to the Buyer concerning the continuing maintenance of such deposits at the Branches.

    6.2 UNCLAIMED PROPERTY. With respect to safe deposit boxes that have been opened by the Seller and whose contents have been inventoried and are being held by the Seller in safekeeping in preparation for escheat to the State of California, the Seller shall remove any and all such contents from the Branches prior to the Closing Date.

    6.3 HEAD OFFICE ACCOUNTS. Schedule 6.3 sets forth certain Accounts at the Branches which have been designated by the Seller as "Head Office Accounts." The Buyer and the Seller understand and agree that the Seller may remove from the Branches prior to the Closing Date any and all Head Office Accounts and deposits of the types described in the proviso in Section 2.3(a)(iii) and any Head Office Accounts and any such deposits so removed shall not be included in the Assumed Deposits.

    6.4 LIMITATION OF WARRANTIES. Except as may be expressly represented or warranted by Seller in Section 5.1 of this Agreement, and subject to the provisions of Section 4.4 of this Agreement which shall exclusively govern the rights and obligations of the parties with regard to Hazardous Substances, Seller makes no representation or warranty whatsoever with regard to any Asset, any Liability or the business or operation of any of the Branches, it being expressly understood that such Assets and Liabilities are being transferred AS IS, WHERE IS, WITHOUT RECOURSE, WITH ALL FAULTS AND WITH NO WARRANTIES OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 5.1 OF THIS AGREEMENT. Buyer agrees that it is relying solely upon its own judgment, after such investigation and inspection as it deems necessary or appropriate, as to the quality, condition, fitness and value of the Assets and the nature and amount of the Liabilities, and Seller hereby disclaims any representations or warranties made by Seller as to their condition, value, nature or amount except those made in Section 5.1 of this Agreement, subject to Section 4.4 of this Agreement. Notwithstanding any other provision of this Agreement, Buyer and Seller understand and agree that Seller is making, and shall make, no representations or warranties with respect to title to the Branch Real Estate other than those, if any, contained in the grant deed the form of which is attached hereto as Schedule 2.2(b)(i)(A).

                                      ARTICLE 7

                              CONDITIONS TO THE CLOSING

    7.1 SELLER'S CONDITIONS. The obligations of the Seller to consummate the Closing shall be subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Seller:

    (a) The Buyer shall have complied in all material respects with each of its covenants and agreements contained herein to be performed at or prior to the Closing Date, and each of the representations and warranties of the Buyer in
Section 5.2 hereof shall be true and correct in all material respects as if made at and as of the Closing;

    (b) The Buyer shall have delivered to the Seller a duly authorized and signed officer's certificate, dated as of the Closing Date, certifying as to the matters specified in Section 7.1(a), and further that (i) the methodology and accounting procedures used by the Seller in preparing the Closing Financial Statement have been reviewed and are acceptable to the Buyer, and (ii) the Buyer, to and including the Closing Date, has performed such review of the books, records, files, documentation and accounts of the Branches as it has deemed appropriate;

    (c) All consents, approvals and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing shall have been made or obtained, and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made; PROVIDED, HOWEVER, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that the Seller in good faith determines to be materially burdensome upon the business of the Seller or upon the consummation of the transactions contemplated hereby;

    (d) There shall not be in effect any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such material pending or threatened action, proceeding or investigation, neither party shall decline to proceed with the Closing pending final resolution thereof without exercising its reasonable efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding; and

    (e) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote or consent of the holders of outstanding securities of the Buyer if such approval is required by applicable law, contract, the Buyer's Articles of Incorporation or Bylaws, or otherwise.

    7.2 BUYER'S CONDITIONS. The obligations of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Buyer:

    (a) The Seller shall have complied in all material respects with each of its covenants and agreements herein to be performed at or prior to the Closing Date and each of the representations and warranties of the Seller contained in this Agreement and the Schedules shall be true and correct in all material respects as if made at and as of Closing except to the extent of changes that have occurred prior to Closing that are consistent with the provisions of
Section 2.3(a);

    (b) The Seller shall have delivered to the Buyer a duly authorized and signed officer's certificate, dated as of the Closing Date, certifying that
(i) the representations and
warranties of the Seller contained in this Agreement and the Schedules are true and correct as of the Closing Date, and (ii) the Seller has complied in all material respects with each of its covenants and agreements herein to be performed at or prior to the Closing Date;

    (c) As to each of the Branches, there shall have been given, obtained or satisfied in final form any notice, approval, permit or other requirement of law or any competent governmental or regulatory authority that is necessary to proceed with the Closing, including without limitation such approvals as may be required of any California or federal bank or other financial institution regulatory agency and any other entity or entities having jurisdiction over the Branches, the Buyer or the Seller, and no such agency or entity shall, in connection therewith, have imposed any condition or requirement that would result in a material adverse effect on the business or prospects of the Branches or the Buyer, or on the consummation of the transactions contemplated hereby; and

    (d) There shall not be in effect any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction that would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such material pending or threatened action, proceeding or investigation, neither party shall decline to proceed with the Closing pending final resolution thereof without exercising its reasonable efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding.

    Notwithstanding any other provision of this Agreement, in the event that, at the Closing, there shall be a failure of any condition specified in this
Section 7.2 or elsewhere in this Agreement, including without limitation any failure of condition specified in Section 2.2(d), 2.2(e), 4.3, 4.4, 4.9 or 4.10 to the obligations of the Buyer in respect of the acquisition of any specific Branch or Branches, the Buyer nevertheless shall be obligated to consummate the transactions contemplated by this Agreement upon the Closing Date, and the Seller may, upon written notice to the Buyer, exclude from the Closing the Branch or Branches in respect of which the failure of condition shall exist, in which case, appropriate adjustment shall be made in the consideration payable pursuant to Article 3, the Schedules hereto, the Financial Statements and the other documents to be delivered pursuant hereto so as to duly reflect the deletion of such Branch or Branches from the Closing.

                                      ARTICLE 8

                                     TERMINATION

    8.1 EVENTS OF TERMINATION. This Agreement may be terminated at any time prior to Closing:

    (a)  By the mutual written agreement of the Seller and the Buyer;

    (b) By the Seller or by the Buyer in the event that the Closing has not occurred on or before the date indicated in the third proviso in Section 2.2(a), or such other date as the Seller and the Buyer shall agree in writing, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

    (c) By the Seller or by the Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

    (d) By the Seller or the Buyer, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) calendar days after written notice of such termination has been delivered to the breaching party; PROVIDED, HOWEVER, that (i) termination pursuant to this Section 8.1(d) shall not relieve the breaching party of liability for such breach or otherwise and (ii) this
Section 8.1(d) shall not under any circumstances provide the Buyer with a basis for termination due to any actual or alleged breach relating to Hazardous Substances, Buyer's sole remedies with respect to Hazardous Substances being contained in Section 4.4; and

    (e) By the Seller, in the event that the Buyer's equity capital offering shall not have been consummated by November 14, 1997.

    Any party desiring to terminate this Agreement pursuant to any of the foregoing clauses shall give written notice of such termination to the other party.

    8.2 LIABILITY FOR TERMINATION. If this Agreement is terminated as permitted by Section 8.1, except as provided in Sections 5.2(i) and 8.1(d), such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, except that, subject to Section 4.4, if such termination shall result from the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful misrepresentation or breach of a warranty, covenant or agreement hereunder by either party to this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorney's fees) sustained or incurred by the other party as a result of such failure or breach.

                                      ARTICLE 9

                              SURVIVAL, INDEMNIFICATION

    9.1 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto made, contained in or to be performed pursuant to this Agreement, the Schedules hereto or the officers' certificates delivered pursuant hereto or in connection herewith shall survive Closing and remain operative and in full force and effect until the first anniversary of the Closing Date, except for the provisions of Sections 2.4, 3.2(h), 4.4(e)(ii), 10.1 and 11.11, which shall survive such first anniversary. Notwithstanding the preceding sentence, any covenant, agreement, representation, warranty or claim in respect of which indemnity may be sought under Sections 9.2 or 9.3 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the claim, inaccuracy or breach giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. After Closing, the sole and exclusive remedy of the Buyer and the Seller for any breach of any covenant or agreement or any inaccuracy of any such representation or warranty by the Seller or the Buyer shall be the indemnities contained in Sections 9.2 and 9.3, respectively, which shall survive Closing, PROVIDED HOWEVER, THAT the provisions of Section 4.4 shall exclusively govern the rights and obligations of the Seller and Buyer with regard to Hazardous Substances.

    9.2  SELLER'S INDEMNITY.  Subject to the proviso in the final sentence of
Section 9.1, the Seller hereby indemnifies the Buyer against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against the Buyer) demanded, claimed or threatened in writing against the Buyer or incurred or suffered by the Buyer arising out of (i) any action taken or omitted to be taken by the Seller prior to the Closing relating to the ownership or operation of the Branches or their business and properties prior to Closing, but excluding any damage, loss, liability or expense resulting from actions taken by the Seller at the written direction of the Buyer or resulting from defects in title to the Branch Real Estate; (ii) any misrepresentation or breach of warranty, covenant or agreement made, contained in or to be performed by the Seller pursuant to this Agreement, the Schedules hereto or the Seller's officer's certificate; and (iii) any claim or demand by any Branch employee of the Seller who shall not become an employee of the Buyer (except as may be the result of any action or inaction of the Buyer). Any direct claim by the Buyer against the Seller, as distinguished from a claim against the Buyer by a third party, shall be settled by arbitration pursuant to Section 9.4. The Seller shall not be liable under this Section 9.2 for any settlement effected without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. The Buyer agrees to give prompt notice to the Seller of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. The Seller may, and at the request of the Buyer shall, participate in and control the defense of any such suit, action or proceeding at its own expense.

    9.3  BUYER'S INDEMNITY.  Subject to the proviso in the final sentence of
Section 9.1, the Buyer hereby indemnifies the Seller against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against the Seller) demanded, claimed or threatened in writing against the Seller or incurred or suffered by the Seller arising out of (i) ownership or operation of the Branches or their business and properties on and after Closing (except as to such damage, liability, loss or expense resulting from actions taken by the Buyer at the written direction of the Seller); and (ii) any misrepresentation or breach of warranty, covenant or agreement made, contained in or to be performed by the Buyer pursuant to this Agreement, the Schedules hereto or the Buyer's officer's certificate. Any direct claim by the Seller against the Buyer, as distinguished from a claim against the Seller by a third party, shall be settled by arbitration pursuant to Section 9.4. The Buyer shall not be liable under this Section 9.3 for any settlement effected without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. The Seller agrees to give prompt notice to the Buyer of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. The Buyer may, and at the request of the Seller shall, participate in and control the defense of any such suit, action or proceeding at its own expense.

    9.4 ARBITRATION OF DISPUTES. (A) ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR INSTRUMENTS RELATING HERETO OR DELIVERED IN CONNECTION HEREWITH, INCLUDING, BUT NOT LIMITED TO A CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT WILL, AT THE REQUEST OF ANY PARTY, BE DETERMINED BY ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (9 U.S.C. SECTION 1 ET SEQ.) UNDER THE AUSPICES AND RULES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA"). THE AAA WILL BE INSTRUCTED BY EITHER OR BOTH PARTIES TO PREPARE A LIST OF THREE (3) JUDGES WHO HAVE RETIRED FROM THE

SUPERIOR COURT OF THE STATE OF CALIFORNIA, A HIGHER CALIFORNIA COURT OR ANY FEDERAL COURT. WITHIN TEN (10) CALENDAR DAYS OF RECEIPT OF THE LIST, EACH PARTY MAY STRIKE ONE (1)NAME FROM THE LIST. THE AAA WILL THEN APPOINT THE ARBITRATOR FROM THE NAME(S) REMAINING ON THE LIST. THE ARBITRATION WILL BE CONDUCTED IN SAN FRANCISCO, LOS ANGELES OR SAN DIEGO, WHICHEVER IS THE CLOSEST CITY TO THE NEXUS OF THE DISPUTE. ANY CONTROVERSY IN INTERPRETATION OR ENFORCEMENT OF THIS PROVISION OR WHETHER A DISPUTE IS ARBITRABLE, WILL BE DETERMINED BY THE ARBITRATOR. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR IN PURSUIT OF AN ANCILLARY REMEDY DOES NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CONTROVERSY OR CLAIM TO ARBITRATION.

    (B) IN ANY ARBITRATION PROCEEDING, THE ARBITRATOR IS AUTHORIZED TO APPORTION COSTS AND EXPENSES, INCLUDING INVESTIGATION, LEGAL AND OTHER EXPENSES, WHICH WILL INCLUDE, IF APPLICABLE, A REASONABLE ESTIMATE OF ALLOCATED COSTS AND EXPENSE OF IN-HOUSE LEGAL COUNSEL AND LEGAL STAFF. SUCH COSTS AND EXPENSES ARE TO BE AWARDED ONLY AFTER THE CONCLUSION OF THE ARBITRATION AND WILL NOT BE ADVANCED DURING THE COURSE OF SUCH ARBITRATION.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BY JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

    BUYER'S INITIALS   /s/JB     SELLER'S INITIALS   /s/BAD
                      ---------                     ---------

    9.5 LIMIT ON INDEMNITIES. (a) Notwithstanding any other provision hereof, an indemnifying party shall not be liable under this Article 9 for any losses sustained by the indemnified party with respect to a Branch unless and until the aggregate amount of all such losses sustained by the indemnified party with respect to that Branch (including any amount for which the indemnifying party may become liable to provide indemnification pursuant to Section 4.4), shall exceed $25,000, in which event the indemnifying party shall be liable only for such losses in excess of $25,000 (it being the intention of the parties that losses sustained by a party with respect to one Branch shall not be combined with losses sustained with respect to another Branch to satisfy such minimum $25,000 amount). The minimum $25,000 amount shall not apply to amounts which one party may be required to pay to the other under Sections 2.4, 3.2, 4.1(g), 4.1(h), 4.6 and 10.1 of this Agreement or other provisions dealing with customary and foreseeable post-closing adjustments. In no event shall the aggregate losses for which the Seller may be liable under this Article 9 or
Section 4.4 or any other basis exceed the amount of the Initial Base Amount. IN ADDITION, THE INDEMNIFYING PARTY SHALL HAVE NO OBLIGATIONS UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS OF THE INDEMNIFIED PARTY THAT THE INDEMNIFIED PARTY MAY SUFFER.

    (b) Each party's right to indemnification under this Article 9 shall preclude any other monetary award (whether at law or in equity) and shall preclude assertion by such party of any right to any such monetary award from the indemnifying party.

                                      ARTICLE 10

                                        TAXES

    10.1 OBLIGATIONS OF THE BUYER AND THE SELLER. The Buyer and the Seller shall each assume and pay one-half of the following: any documentary, stamp, deed, sales, use or other transfer taxes, recording fees and escrow fees relating to the sale of the Assets and assumption of the Liabilities, including but not limited to the assignment of the Leases. On the Closing Date, all real and personal property taxes and current installments of special assessments levied or assessed with respect to the Branch Real Estate, the Improvements, the Leasehold Improvements and the Furniture, Fixtures and Equipment shall be prorated between the Seller and the Buyer on a daily basis as of the Closing Date based upon the fiscal year of the appropriate taxing authority.

    10.2 ACCESS TO INFORMATION. For the applicable period required by law, the Seller and the Buyer shall have a right to have access to and to copy all of the records of the other party relevant to the Assets and the Liabilities and necessary for the preparation of income tax returns, employee tax returns, employee reports, employee benefits calculations, and for customary accounting functions and other similar bona fide purposes. Additionally, the Buyer and the Seller each agree to make available to the other party, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with an investigation or the preparation of or participation in a defense, negotiation or settlement relating to any pending, future, or threatened litigation or government agency proceeding (including a tax audit) involving the conduct or interest of such other party.

    10.3 ALLOCATION OF CONSIDERATION. The Buyer and the Seller shall use reasonable efforts to allocate the consideration payable hereunder at the Closing among the Assets, tangible and intangible, on the basis of an allocation (the "Allocation") to be agreed upon by the Buyer and the Seller prior to the Closing.

                                      ARTICLE 11

                                    MISCELLANEOUS

    11.1 PUBLIC NOTICE. All written notices to third parties, including customers of the Branches, all oral or written notices or general communications to employees of the Branches, and all public announcements and press releases concerning the transactions contemplated by this Agreement made prior to Closing shall be jointly planned and coordinated by the Buyer and the Seller. Neither party shall act unilaterally in this regard without the prior approval of the other party, which shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that in the event that a party reasonably concludes that a public announcement or release is required by applicable law and the parties cannot reach agreement upon a mutually acceptable release, the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement.

    11.2 ASSIGNMENT. Neither party shall assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of the other party.

    11.3 NOTICES. Notices and legal process to be delivered to or served upon either party hereto shall be deemed to have been duly delivered or served when delivered in written form by hand or by telegraph, telex or facsimile transmission, or the day after being sent from within the continental United States by overnight delivery or courier service, or three (3) calendar days after posting by registered mail or certified mail with return receipt requested, to the parties hereto at the following addresses:

    If to the Seller:

         BankAmerica Corporation
         Corporate Development Department #13262
         315 Montgomery Street, Suite 1300
         San Francisco, CA 94104
         Attention:  Director of Corporate Development
         Fax:  (415) 953-0390

    With copies to:

         Bank of America NT&SA
         Legal Department #3017
         555 California Street, 8th Floor
         San Francisco, CA 94104
         Attention:  Legal Department - Corporate Advice
         Fax:  (415) 622-6291

         And to:

         Pillsbury Madison & Sutro LLP
         235 Montgomery Street, 14th Floor
         San Francisco, CA 94104
         Attention:  James C. Olson, Esq.
         Fax:  (415) 983-1200


    If to the Buyer:

         County Bank
         1170 W. Olive, Suite B
         Merced, CA 95348
         Attention:  Thomas T. Hawker
                     President and Chief Executive Officer
         Fax:  (209) 725-2277

    With a copy to:

         McCutchen, Doyle, Brown & Enersen
         3 Embarcadero Center
         San Francisco, CA 94111
         Attention:  James M. Rockett, Esq.
         Fax:  (415) 393-2286

or to such other authorized agent or address as either party may hereafter select by written notice to the other party.

    11.4 TIME. Time shall be of the essence for all purposes connected with this Agreement.

    11.5 EXPENSES. Except as otherwise expressly provided herein, the Buyer and the Seller shall each bear its own out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement.

    11.6 COMMUNICATIONS. If for any reason any payment or communication to which one party is entitled is received by the other party hereto, the receiving party shall promptly forward such payment or communication to the other party.

    11.7 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, except that certain Confidentiality Agreement between the parties hereto which was executed by the Seller as of March 24, 1997 (the "Confidentiality
Agreement"), relating to the subject matter of this Agreement. The Confidentiality Agreement shall survive, in accordance with its own terms, the execution, delivery and performance of this Agreement.

    11.8 AMENDMENT. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally. Any such change, waiver, discharge or termination may be effected only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

    11.9 GOVERNING LAW, SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.

    11.10 WAIVER. No delay or omission to exercise any right, power or remedy accruing to either party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default theretofore or thereafter occurring. Any waiver, permit, consent or approval or any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All rights and remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

    11.11 CONFIDENTIALITY. The Buyer and its representatives, agents and designees shall keep confidential and shall not disclose to any person or entity, without Seller's prior written consent: the amount of the Purchase Premium, the fact that confidential information has been made available to Buyer, the existence of this Agreement or any of the terms or conditions hereof, the status of the transactions contemplated hereby, all information concerning the books, records, accounts and documents of Seller to which it has access under this Agreement and any information developed in connection with any Environmental Assessments that are performed by or on behalf of the Buyer (including without limitation any reports or sampling results and analysis). These restrictions, however, shall not apply to any such information (i) that becomes public knowledge through no fault, act or omission of Buyer or its representatives, agents or designees (for purposes of this Section 11.11 collectively the "Buyer"), (ii) that Buyer lawfully acquires from an entity not under an obligation of confidentiality to Seller, (iii) that is independently developed by Buyer,
(iv) where the Buyer is legally compelled to disclose such information, provided that the Seller is provided with advance written notice of the intention of Buyer to disclose to allow the Seller to contest the proposed disclosure before any court or agency with jurisdiction unless such notice impedes a duty or obligation of the Buyer under applicable laws, regulations or legal requirements to timely report such information, in which event Buyer shall concurrently advise Seller of Buyer's disclosure, or (v) where the Buyer, upon advice of counsel, is required to disclose such information in connection with a public offering of its equity securities. In case of any actual or purported inconsistency or conflict between the provisions of this Agreement and the provisions of the Confidentiality Agreement with respect to obligations of the Buyer to maintain confidentiality as to any information, the provisions which impose a higher standard of confidentiality on the Buyer with respect to such information shall control and govern as to such actual or purported inconsistency or conflict.

    11.12 THIRD PARTY RIGHTS. Other than the provisions of Section 2.4, nothing contained in this Agreement, whether express or implied, is intended to
(i) confer any rights or remedies upon any persons other than the parties hereto and their respective successors and assigns, (ii) relieve or discharge the obligations or liabilities of any third person to either party to this Agreement, or (iii) give any third person any right of subrogation or action over either party to this Agreement.

    11.13 HEADINGS. The headings and captions used herein and in the Schedules are included for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

    11.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first above written.

                             SELLER:

                             BANK OF AMERICA NATIONAL TRUST AND
                             SAVINGS ASSOCIATION

                             By  /s/ Brian A. Dunne
                                ---------------------------------
                                Its  Vice President
                                     ----------------------------



                             BUYER:

                             COUNTY BANK


                             By  /S/ Janey Boyce
                                ---------------------------------
                                Its  SVP/CFO
                                     ----------------------------

                                      SCHEDULE A

                                   LIST OF BRANCHES


Dos Palos
Livingston
Mariposa